                                                                    Exhibit 10.4

                                CREDIT AGREEMENT

                                     between

                             ALLEGHANY CORPORATION,
                                   as Borrower

                            THE LENDERS NAMED HEREIN,

                                       and

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                             as Administrative Agent

                         U.S. BANK NATIONAL ASSOCIATION,
                              as Syndication Agent,

                                       and

                        LASALLE BANK NATIONAL ASSOCIATION
                                       and
                      HSBC BANK USA, NATIONAL ASSOCIATION,
                             as Documentation Agents

                       $200,000,000 Senior Credit Facility

                       Lead Arranger and Sole Book-Runner:
                          WACHOVIA CAPITAL MARKETS, LLC

                            Dated as of July 28, 2004

                                TABLE OF CONTENTS

                                                                    Page
RECITALS..........................................................    1

                                 ARTICLE I

                                DEFINITIONS

1.1   Defined Terms...............................................    1
1.2   Accounting Terms............................................   17
1.3   Other Terms; Construction...................................   18

                                 ARTICLE II

                       AMOUNT AND TERMS OF THE LOANS

2.1   Commitments.................................................   18
2.2   Borrowings..................................................   18
2.3   Disbursements; Funding Reliance; Domicile of Loans..........   19
2.4   Evidence of Debt; Notes.....................................   20
2.5   Termination and Reduction of Commitments....................   21
2.6   Mandatory Payments and Prepayments..........................   21
2.7   Voluntary Prepayments.......................................   21
2.8   Interest....................................................   22
2.9   Fees........................................................   24
2.10  Interest Periods............................................   24
2.11  Conversions and Continuations...............................   25
2.12  Method of Payments; Computations............................   26
2.13  Recovery of Payments........................................   27
2.14  Use of Proceeds.............................................   27
2.15  Pro Rata Treatment..........................................   27
2.16  Increased Costs; Change in Circumstances; Illegality; etc...   28
2.17  Taxes.......................................................   30
2.18  Compensation................................................   32
2.19  Replacement of Lenders; Mitigation of Costs.................   33
2.20  Extension of Maturity Date..................................   34

                                 ARTICLE III

                            CONDITIONS PRECEDENT

3.1   Conditions Precedent to Closing.............................   35
3.2   Conditions Precedent to all Borrowings......................   37

                                 ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES

4.1   Organization, Standing, Etc.................................   37
4.2   Authorization and Validity..................................   38
4.3   No Conflict; No Default.....................................   38
4.4   Government Consent..........................................   38
4.5   Financial Statements and Condition..........................   38
4.6   Litigation..................................................   39
4.7   Compliance..................................................   39
4.8   Environmental Health and Safety Laws........................   39
4.9   ERISA.......................................................   39
4.10  Federal Reserve Regulations.................................   40
4.11  Title to Property; Leases; Liens; Subordination.............   40
4.12  Taxes.......................................................   40
4.13  Trademarks, Patents.........................................   40
4.14  Force Majeure...............................................   40
4.15  Investment Company Act......................................   41
4.16  Public Utility Holding Company Act..........................   41
4.17  Retirement Benefits.........................................   41
4.18  Full Disclosure.............................................   41
4.19  Subsidiaries................................................   41
4.20  Certain Matters.............................................   41

                                 ARTICLE V

                           AFFIRMATIVE COVENANTS

5.1   Financial Statements and Reports............................   42
5.2   Continued Existence.........................................   44
5.3   Insurance...................................................   44
5.4   Payment of Taxes and Claims.................................   44
5.5   Inspection..................................................   45
5.6   Maintenance of Properties...................................   45
5.7   Books and Records...........................................   45
5.8   Compliance..................................................   45
5.9   PATRIOT Act Compliance......................................   45
5.10  Notice of Litigation........................................   45
5.11  ERISA.......................................................   46
5.12  Environmental Matters; Reporting............................   46

                                 ARTICLE VI

                            FINANCIAL COVENANTS

6.1   Maximum Total Indebtedness to Total Capitalization..........   47
6.2   Minimum Debt Coverage Ratio.................................   47

6.3   Required Liquid Assets......................................   47
6.4   Minimum Tangible Net Worth..................................   47

                                 ARTICLE VII

                             NEGATIVE COVENANTS

7.1   Merger......................................................   47
7.2   Disposition of Assets.......................................   48
7.3   Plans.......................................................   49
7.4   Negative Pledges............................................   49
7.5   Restricted Payments.........................................   49
7.6   Transactions with Affiliates................................   49
7.7   Accounting Changes..........................................   49
7.8   Subordinated Indebtedness...................................   49
7.9   Indebtedness................................................   50
7.10  Liens.......................................................   50
7.11  Loan Proceeds...............................................   51
7.12  Rental Obligations..........................................   51
7.13  Mellon Credit Agreement.....................................   52

                                ARTICLE VIII

                              EVENTS OF DEFAULT

8.1   Events of Default...........................................   52
8.2   Remedies: Termination of Commitments, Acceleration, etc.....   54
8.3   Remedies: Set-Off...........................................   54

                                 ARTICLE IX

                          THE ADMINISTRATIVE AGENT

9.1   Appointment.................................................   54
9.2   Nature of Duties............................................   55
9.3   Exculpatory Provisions......................................   55
9.4   Reliance by Administrative Agent............................   55
9.5   Non-Reliance on Administrative Agent and Other Lenders......   56
9.6   Notice of Default...........................................   56
9.7   Indemnification.............................................   57
9.8   The Administrative Agent in its Individual Capacity.........   57
9.9   Successor Agent.............................................   58
9.10  Other Agents, Managers......................................   58

                                  ARTICLE X

                                MISCELLANEOUS

10.1  Fees and Expenses...........................................   59
10.2  Indemnification.............................................   59
10.3  Governing Law; Consent to Jurisdiction......................   60
10.4  Waiver of Trial by Jury.....................................   61
10.5  Notices.....................................................   61
10.6  Amendments Waivers, Etc.....................................   62
10.7  Assignments, Participations.................................   62
10.8  No Waiver...................................................   65
10.9  Successors and Assigns......................................   65
10.10 Survival....................................................   65
10.11 Severability................................................   65
10.12 Construction................................................   65
10.13 Confidentiality.............................................   66
10.14 Counterparts; Effectiveness.................................   66
10.15 Disclosure of Information...................................   66
10.16 Nonreliance.................................................   66
10.17 Entire Agreement............................................   66

                                    EXHIBITS

Exhibit A     Form of Note
Exhibit B-1   Form of Notice of Borrowing
Exhibit B-2   Form of Notice of Conversion/Continuation
Exhibit C     Form of Compliance Certificate
Exhibit D     Form of Assignment and Acceptance

                                    SCHEDULES

Schedule 1.1  Commitments and Notice Addresses
Schedule 4.8  Environmental Health and Safety Laws
Schedule 4.9  ERISA
Schedule 4.19 Subsidiaries
Schedule 7.9  Indebtedness
Schedule 7.10 Liens

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT, dated as of the 28th day of July, 2004, is made among ALLEGHANY CORPORATION, a Delaware corporation (the "Borrower"), the Lenders (as hereinafter defined), WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders, U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent for the Lenders, and LASALLE BANK NATIONAL ASSOCIATION and HSBC BANK USA, NATIONAL ASSOCIATION, as Documentation Agents for the Lenders.

                                    RECITALS

      A. The Borrower has requested that the Lenders make available to the Borrower a revolving credit facility in the aggregate principal amount of $200,000,000. The Borrower will use the proceeds of this facility (i) to refinance certain existing indebtedness, (ii) to pay certain transaction fees and expenses in connection herewith and therewith, and (iii) for working capital and general corporate purposes (including permitted acquisitions of the Borrower), all as more fully described herein.

      B. The Lenders are willing to make available to the Borrower the revolving credit facility described above subject to and on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

      "Account Designation Letter" shall mean a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

      "Adjusted LIBOR Rate" shall mean, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Percentage for LIBOR Loans as in effect at such time.

      "Administrative Agent" shall mean Wachovia, in its capacity as Administrative Agent appointed under ARTICLE IX, and its successors and permitted assigns in such capacity.

      "Affiliate" shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with, such Person. For purposes of this definition, with respect to any Person "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "Agreement" shall mean this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with its terms.

      "AIHL" shall mean Alleghany Insurance Holdings LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower.

      "Alleghany Funding" shall mean Alleghany Funding Corporation, a Delaware corporation and a Wholly Owned Subsidiary of the Borrower.

      "API" shall mean Alleghany Properties, Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Borrower.

      "API Agreement" means the Note Purchase Agreement by and among the Borrower, API and the Purchasers signatories thereto relating to the API Notes, whereby the Borrower has agreed to purchase from API certain real properties owned by API to the extent required to permit API to make required payments on the API Notes, together with all documents related thereto, as such agreement or other documents may be amended, restated, supplemented or otherwise modified from time to time.

      "API Notes" means the $40,000,000 principal amount of 6.83% Senior Notes due December 11, 2004 issued by API pursuant to the API Agreement, of which $8,000,000 principal amount are outstanding as of the date of this Agreement.

      "Applicable Percentage" shall mean, at any time from and after the Closing Date, the applicable percentage (a) to be added to the LIBOR Rate pursuant to
SECTION 2.8 for purposes of determining the Adjusted LIBOR Rate, (b) to be used in calculating the commitment fee payable pursuant to SECTION 2.9(b), and (c) to be used in calculating the utilization fee payable pursuant to SECTION 2.9(d), in each case as determined under the following matrix with reference to the Borrower's senior, non-credit enhanced, long-term unsecured debt rating by either or both of Moody's or Standard & Poor's (in each case based upon the higher of the two ratings):

               Standard &                         Applicable Margin
            Poor's / Moody' s                       Percentage for     Utilization Fee
Level            Rating         Commitment Fee       LIBOR Loans         Usage > 33%
-----       -----------------   --------------    -----------------    ---------------
 I               A/A2
               or higher            0.250%              0.500%               0.00%
 II              A-/A3              0.250%              0.550%              0.200%
 III           BBB+/Baa1            0.250%              0.675%              0.325%
 IV             BBB/Baa2            0.250%              0.800%              0.450%
 V             BBB-/Baa3            0.250%              0.925%              0.575%
 VI         BB+/Ba1 or lower        0.375%              1.300%              0.700%

Notwithstanding anything set forth herein to the contrary, if at any time the difference between the senior unsecured debt ratings by Moody's and Standard & Poor's is more than one rating grade, then for purposes of determining the applicable level set forth above, the rating one level below the higher rating will apply.

      On each Adjustment Date (as hereinafter defined), the Applicable Percentage for all Loans and the commitment fee and utilization fee payable pursuant to SECTION 2.9(b) and (d) respectively shall be adjusted effective as of such date in accordance with the above matrix. For purposes of this definition, "Adjustment Date" shall mean the date which is ten (10) Business Days after the date on which Moody's or Standard & Poor's, as the case may be, first announces publicly any change in its rating with respect to the Borrower's senior unsecured debt.

      "Approved Fund" shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person that administers or manages a Lender or an Affiliate of such Person.

      "Arranger" shall mean Wachovia Capital Markets, LLC.

      "Assignee" shall have the meaning given to such term in SECTION 10.7(a).

      "Assignment and Acceptance" shall mean an Assignment and Acceptance in substantially the form of EXHIBIT D.

      "Authorized Officer" shall mean, with respect to any action specified herein, any officer of the Borrower duly authorized by resolution of the board of directors of the Borrower to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of the Borrower.

      "Available Dividend Amount" shall mean, as of any date of determination, the aggregate maximum amount of dividends that could be paid by each Qualified Insurance Subsidiary in compliance with restrictions on payments of dividends imposed by the Insurance Regulatory Authority of its jurisdiction of domicile under all applicable Requirements of Law (without the necessity of any consent, approval or other action of such Insurance Regulatory Authority involving the granting of permission or the exercise of discretion by such Insurance Regulatory Authority), and after giving effect to any applicable contractual restrictions on the ability of any such Qualified Insurance Subsidiary to pay dividends.

      "Bankruptcy Code" shall mean 11 U.S.C. Sections 101 et seq., as amended from time to time, and any successor statute.

      "Bankruptcy Event" shall mean the occurrence of an Event of Default pursuant to SECTIONS 8.1(e), 8.1(f) or 8.1(g).

      "Base Rate" shall mean the higher of (i) the per annum interest rate publicly announced from time to time by Wachovia in Charlotte, North Carolina, to be its prime commercial lending rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime commercial lending rate, and (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

      "Base Rate Loan" shall mean, at any time, any Loan that bears interest at such time at the Base Rate.

      "Borrower" shall have the meaning given to it in the introductory paragraph hereof.

      "Borrowing" shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to SECTION 2.11) on a single date of a group of Loans of a single Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

      "Borrowing Date" shall mean, with respect to any Borrowing, the date upon which such Borrowing is made.

      "Business Day" shall mean (i) any day other than a Saturday, a Sunday, or a day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized by law or proclamation to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which tradings are conducted in the London interbank Eurodollar market.

      "Capital Lease" shall mean, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

      "Capitalized Lease Obligations" shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other agreement conveying the right to use) property (whether real, personal or mixed) which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

      "Capital Stock" shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

      "Capitol Indemnity" shall mean Capitol Indemnity Corporation, a Wisconsin corporation and a Wholly Owned Subsidiary of Capitol Transamerica.

      "Capitol Specialty" shall mean Capitol Specialty Insurance Corporation, a Wisconsin corporation and a Wholly Owned Subsidiary of Capitol Indemnity.

      "Capitol Transamerica" shall mean Capitol Transamerica Corporation, a Wisconsin corporation and a Wholly Owned Subsidiary of AIHL.

      "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended from time to time.

      "Change of Control" shall mean, the occurrence, after the Closing Date, of any of the following: (i) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) other than the current principal stockholders of the Borrower identified in the Borrower's proxy statement dated March 8, 2004, or any of their respective children, spouses or issue thereof or any entity controlled or substantially all of whose equity is beneficially owned by one or more of them as of the date of this Agreement, shall own directly or indirectly, beneficially or of record, shares representing twenty-five percent (25%) or more of the aggregate ordinary voting power represented by the issued and outstanding securities of the Borrower; (ii) a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall at any time be occupied by persons who were neither nominated or appointed by a majority of the directors of the Borrower who were in office as of the date of this Agreement nor who were nominated or appointed by directors so nominated; or (iii) any Person or group (other than the current principal stockholders of the Borrower identified in the Borrower's proxy statement dated March 8, 2004, or any of their respective children, spouses or issue thereof or any entity controlled or substantially all of whose equity is beneficially owned by one or more of them as of the date of this Agreement) shall otherwise directly or indirectly [possess the power to direct or cause the direction of the management and policies of the Borrower.]

      "Closing Date" shall mean the date upon which each of the conditions set forth in SECTIONS 3.1 and 3.2 shall have been satisfied or waived in accordance with the terms of this Agreement.

      "Commitment" shall mean, with respect to any Lender at any time, the commitment of such Lender to make Loans in an aggregate principal amount at any time outstanding up to the amount set forth opposite such Lender's name on
SCHEDULE 1.1 under the caption "Commitment" or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to
SECTION 10.7(b) as such Lender's "Commitment," as such amount may be reduced at or prior to such time pursuant to the terms hereof.

      "Compliance Certificate" shall mean a fully completed and duly executed certificate in the form of EXHIBIT C, together with a Covenant Compliance Worksheet.

      "Contingent Obligation" shall mean, with respect to any Person, at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or otherwise, including without limitation any agreement: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor; (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness; (iii) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the holder thereof against loss in respect thereof; or (iv) entered into for the purpose of assuring in any manner the holder of such Indebtedness of the payment of such Indebtedness or to protect the holder against loss in respect thereof; provided, that the term "Contingent Obligation" shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

      "Control" shall mean for purposes of SECTION 7.1, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ability to exercise voting power.

      "Covenant Compliance Worksheet" shall mean a fully completed worksheet in the form of Attachment A to EXHIBIT C.

      "Credit Documents" shall mean this Agreement, the Notes, the Fee Letter and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby, in each case as amended, restated, modified or supplemented from time to time, but specifically excluding any Hedge Agreement to which the Borrower and any Lender or Affiliate of any Lender are parties.

      "Current Liabilities" shall mean, as of any date, the consolidated current liabilities of the Borrower, determined in accordance with GAAP.

      "Darwin Group" shall mean Darwin Group, Inc., a Delaware corporation and a Wholly Owned Subsidiary of AIHL.

      "Darwin National" shall mean Darwin National Assurance Company, a Delaware corporation and a Wholly Owned Subsidiary of Darwin Group.

      "Default" shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

      "Defaulting Lender" shall mean any Lender that (i) has refused to fund, or otherwise defaulted in the funding of, its ratable share of any Borrowing requested and permitted to be made hereunder, (ii) has failed to pay to the Administrative Agent or any Lender when due an amount owed by such Lender pursuant to the terms of this Credit Agreement, unless such amount is subject to a good faith dispute, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official, and such refusal has not been withdrawn or such default has not been cured within three (3) Business Days.

      "Disqualified Capital Stock" shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

      "Dollars" or "$" shall mean dollars of the United States of America.

      "Eligible Assets" shall mean, as of any date of determination, (i) the sum of (x) Unrestricted Liquid Assets of the Borrower, (y) the aggregate amount of Unrestricted Liquid Assets of the Borrower's Subsidiaries that are not Insurance Subsidiaries that could be transferred or distributed to the Borrower, in the form of a dividend or otherwise, after giving effect to all applicable legal, regulatory and contractual restrictions, and (z) the aggregate Available Dividend Amount for all Qualified Insurance Subsidiaries, divided by (ii) 1.1.

      "Environmental Claims" shall mean any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon
(i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances,
(iii) exposure to any Hazardous Substances, (iv) the release or threatened release of any Hazardous Substances into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

      "Environmental Laws" shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety with respect to exposure to Hazardous Substances or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

      "ERISA Affiliate" shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under "common control" with, or a member of the same "controlled group" as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

      "ERISA Event" shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under
Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan,
(v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in, or otherwise incurring liability as a result of, a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, or by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable, (viii) the occurrence with respect to any Plan of any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived or
(ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

      "Event of Default" shall have the meaning given to such term in SECTION
8.1.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

      "Federal Funds Rate" shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

      "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

      "Fee Letter" shall mean the letter from Wachovia and the Arranger to the Borrower, dated June 9, 2004, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified or supplemented from time to time.

      "Financial Officer" shall mean, with respect to the Borrower, the Chief Financial Officer of the Borrower or the Controller and Treasurer of the Borrower.

      "Fund" shall mean any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

      "GAAP" shall mean generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements of and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination (subject to the provisions of SECTION 1.2).

      "Governmental Authority" shall mean the government of the United States of America, or any other nation, or any state or other political subdivision thereof, and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Hazardous Substances" shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any hazardous substance under Section 101(14) of CERCLA.

      "Heads & Threads" shall mean Heads & Threads International LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower.

      "Hedge Agreement" shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

      "Indebtedness" shall mean, with respect to any Person at the time of determination (without duplication), (i) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind,
(ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers' acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services (it being understood that the "deferred purchase price" in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capitalized Lease Obligations, (vii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (viii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (ix) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, (x) all Contingent Obligations of such Person and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien.

      "Indemnified Cost" has the meaning given to it in SECTION 10.2.

      "Indemnified Person" has the meaning given to it in SECTION 10.2.

      "Insurance Regulatory Authority" shall mean, with respect to any Insurance Subsidiary, (i) the insurance department or similar Governmental Authority charged with regulating insurance companies in its jurisdiction of domicile and
(ii) each insurance department or similar

Governmental Authority in a jurisdiction other than its jurisdiction of domicile in which such Insurance Subsidiary conducts business or is licensed to conduct business to the extent that such insurance department or similar Governmental Authority has regulatory authority over such Insurance Subsidiary.

      "Insurance Subsidiary" shall mean Capitol Indemnity, Capitol Specialty, Darwin National, Platte River, RSUI Indemnity, Landmark Insurance and any other Subsidiary of the Borrower the ability of which to pay dividends is regulated by an Insurance Regulatory Authority.

      "Interest Period" shall have the meaning given to such term in SECTION
2.10.

      "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

      "Landmark Insurance" shall mean Landmark American Insurance Company, an Oklahoma corporation and a Wholly Owned Subsidiary of RSUI Indemnity.

      "Lender" shall mean each Person signatory hereto as a "Lender" and each other Person that becomes a "Lender" hereunder pursuant to SECTION 10.7, and their respective successors and assigns.

      "Lending Office" shall mean, with respect to any Lender, the office of such Lender designated as its "Lending Office" on SCHEDULE 1.1 or in connection with an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

      "LIBOR Loan" shall mean, at any time, any Loan that bears interest at such time at the Adjusted LIBOR Rate.

      "LIBOR Rate" shall mean, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i)(y) the rate of interest (rounded upward, if necessary, to the nearest 1/16 of one percentage point) appearing on Telerate Page 3750 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered by Wachovia to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of Wachovia's LIBOR Loan comprising part of such Borrowing, by
(ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

      "Lien" shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor under any conditional sale agreement or title retention agreement, and the interest of any lessor under any Capital Lease, or any other arrangement having substantially the same effect as any of the foregoing.

      "Loans" shall have the meaning given to such term in SECTION 2.1.

      "Margin Stock" shall have the meaning given to such term in Regulation U.

      "Material Adverse Effect" shall mean (i) a material adverse effect upon the condition (financial or otherwise), operations, business or properties of the Borrower and its Subsidiaries, taken as a whole or (ii) a material impairment of the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents.

      "Material Insurance Subsidiary" shall mean any Insurance Subsidiary that is a Material Subsidiary.

      "Material Subsidiary" shall mean, at any time, any Subsidiary of the Borrower that as of such time meets the definition of "significant subsidiary" contained in Regulation S-X of the Securities and Exchange Commission.

      "Maturity Date" shall mean the third anniversary of the Closing Date, or such later date to which the Maturity Date shall have been extended pursuant to
SECTION 2.20.

      "Mellon Credit Agreement" shall mean the agreement, in the form furnished to the Administrative Agent prior to the Closing Date, by and between AIHL, as Account Party, the Borrower, as Guarantor, and Mellon Bank, N.A. (in such capacity, the "Issuing Bank"), dated November 26, 2001, as amended from time to time in accordance with the terms of this Agreement, pursuant to which the Issuing Bank may issue letters of credit in aggregate amounts not to exceed $10,000,000.

      "Mineral Holdings" shall mean Mineral Holdings Inc., a Delaware corporation and a Subsidiary of the Borrower.

      "Minimum Debt Coverage Ratio" shall mean, as of any date of determination, the ratio of (i) Eligible Assets to (ii) the sum of (w) the aggregate principal balance of the Loans then outstanding, plus (x) the amount of any accrued and unpaid interest on the Loans then outstanding plus (y) the amount of any fees then due or payable under this Agreement or any of the other Credit Documents plus (z) without duplication, all other Indebtedness of the Borrower.

      "Moody's" shall mean Moody's Investors Service, Inc., its successors and assigns.

      "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

      "NAIC" shall mean the National Association of Insurance Commissioners and any successor thereto.

      "Net Worth" shall mean, as of any date of determination, the amount that would be shown as common stockholders' equity on the balance sheet of the Borrower in accordance with GAAP as of such date.

      "Non-U.S. Lender" shall have the meaning given to such term in SECTION 2.17(d).

      "Notes" shall mean the promissory notes of the Borrower in the form of EXHIBIT A, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

      "Notice of Borrowing" shall have the meaning given to such term in SECTION 2.2(b).

      "Notice of Conversion/Continuation" shall have the meaning given to such term in SECTION 2.11(b).

      "Obligations" shall mean the Borrower's obligations in respect of all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans, and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Administrative Agent, any Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

      "Participant" shall have the meaning given to such term in SECTION
10.7(d).

      "PATRIOT Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

      "Permitted Intercompany Indebtedness" shall mean Indebtedness of the
Borrower: (i) under the API Agreement in respect of the API Notes, not to exceed $8,000,000 in aggregate principal amount of such Indebtedness; (ii) to Alleghany Funding, not to exceed $19,200,000 in aggregate principal amount of such Indebtedness; and (iii) in addition to the foregoing, to any one or more of its Subsidiaries, not to exceed $20,000,000 in aggregate principal amount of such Indebtedness as to all such Subsidiaries taken as a whole at any time outstanding, including, in each case under clauses (i) and (ii) above, any extension or refinancing thereof, but not including any increase in the principal amount thereof.

      "Person" shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

      "Plan" shall mean any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.

      "Platte River" shall mean Platte River Insurance Company, a Nebraska Insurance Company and a Wholly Owned Subsidiary of AIHL.

      "Prior Senior Credit Facility" shall mean the Three-Year Revolving Credit Agreement, dated June 14, 2002, between the Borrower, the lenders party thereto and U.S. Bank National Association, as administrative agent for such lenders, as amended, restated, modified or supplemented from time to time on or prior to the date of this Agreement.

      "Prohibited Transaction" shall mean any transaction described in (i)
Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975 (c)(2) or 4975(d) of the Internal Revenue Code.

      "Qualified Insurance Subsidiary" shall mean, as of any date of determination, those Insurance Subsidiaries with a financial strength rating of at least "A-" from A.M. Best & Co.

      "Register" shall have the meaning given to such term in SECTION 10.7(b).

      "Regulations T, U and X" shall mean Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

      "Reportable Event" shall mean, with respect to any Plan, (i) any "reportable event" within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including, without limitation, any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (ii) any such "reportable event" subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

      "Required Lenders" shall mean the Lenders, other than Defaulting Lenders, holding outstanding Loans and Unutilized Commitments (or, after the termination of the Commitments, outstanding Loans) representing more than fifty percent (50%) of the aggregate at such time of all outstanding Loans and Unutilized Commitments (or, after the termination of the Commitments, the aggregate at such time of all outstanding Loans), excluding Loans and Unutilized Commitments held by Defaulting Lenders.

      "Required Liquid Assets" shall mean an aggregate amount of Unrestricted Liquid Assets equal to, as of any date of determination, forty percent (40%) of the sum of (i) the aggregate principal balance of the Loans then outstanding, plus (ii) the amount of any accrued and unpaid interest on the Loans then outstanding plus (iii) the amount of any fees then due or payable under this Agreement or any of the other Credit Documents.

      "Requirement of Law" shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

      "Reserve Requirement" shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wachovia under Regulation D with respect to "Eurocurrency liabilities" within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

      "Restricted Payments" shall mean, with respect to the Borrower, collectively, all dividends or other distributions of any nature (cash, securities other than common stock of the Borrower, assets or otherwise), and any payment (whether in cash, securities or other property) on any class of Capital Stock of the Borrower, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter and any redemption, purchase, retirement, acquisition, cancellation, termination, or distribution in respect of, any of the foregoing, whether directly or indirectly.

      "RSUI Group" shall mean RSUI Group, Inc., a Delaware corporation and a Wholly Owned Subsidiary of AIHL.

      "RSUI Indemnity" shall mean RSUI Indemnity Company, a New Hampshire corporation and a Wholly Owned Subsidiary of RSUI Group.

      "SAP" shall mean the accounting procedures and practices prescribed or permitted by the applicable Insurance Regulatory Authority or the NAIC.

      "Standard & Poor's" shall mean Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. and its successors and assigns.

      "Statutory Statement" shall mean a statement of the condition and affairs of any Insurance Subsidiary, prepared in accordance with SAP, and filed with the applicable Insurance Regulatory Authority.

      "Subordinated Indebtedness" shall mean, collectively, any unsecured Indebtedness of the Borrower that is expressly subordinated in right of payment and performance to the Obligations in a manner and to the extent (i) that is has been approved in writing by the Administrative Agent prior to the creation thereof or (ii) as to any such Indebtedness of the Borrower existing on the

Closing Date and disclosed on SCHEDULE 7.9 that has been approved in writing by the Administrative Agent on or prior to the Closing Date.

      "Subordination Agreement" means the Subordination Agreement dated as of March 12, 2003, by and between the Borrower and Union Bank of California, N.A., as administrative agent and collateral agent for the Banks (as defined therein), relating to the liabilities and obligations of Mineral Holdings and its subsidiaries to the Borrower.

      "Subsidiary" shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Borrower.

      "Tangible Net Worth" shall mean, as of any date of determination, the excess of (i) the net book value of the assets of the Borrower (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits, goodwill and other intangible assets of the Borrower classified as such in accordance with GAAP) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) over (ii) the liabilities (including tax and other proper accruals) of the Borrower, in each case computed in accordance with GAAP.

      "Taxes" shall have the meaning given to such term in SECTION 2.17(a).

      "Termination Date" shall mean the earliest of (i) the Maturity Date, (ii) the date of termination of the Commitments pursuant to SECTION 8.2 or (iii) the date on which the Commitments are reduced to zero pursuant to SECTION 2.5.

      "Total Capitalization" shall mean, as of any date of determination, (i) the sum of (x) Net Worth as of such date, plus (y) the aggregate amount of Indebtedness that would be included in liabilities on the balance sheet of the Borrower in accordance with GAAP, less (ii) that portion of the Permitted Intercompany Indebtedness that would be included in liabilities on the balance sheet of the Borrower in accordance with GAAP.

      "Total Indebtedness" shall mean, as of any date of determination, (i) the sum of (x) the aggregate amount of Indebtedness that would be included in liabilities on the balance sheet of the Borrower in accordance with GAAP plus
(y) any amounts guaranteed by the Borrower less (ii) the sum of (x) that portion of the Permitted Intercompany Indebtedness that would be included in liabilities on the balance sheet of the Borrower in accordance with GAAP plus (y) any amounts guaranteed by the Borrower (including obligations of the Borrower under the API Agreement in respect of the API Notes) that constitute Permitted Intercompany Indebtedness.

      "Type" shall have the meaning given to such term in SECTION 2.2(a).

      "Unrestricted Liquid Assets" shall mean assets of any Person not subject to any assignment, right of setoff or any Lien or any restriction of a type described in SECTION 7.4 hereof (other than any of the same in favor of the Administrative Agent) that consist of any of the following: (i) cash and deposits in any commercial bank organized under the laws of the United States or any State thereof which has combined capital and surplus of at least $250,000,000; (ii) investments in readily marketable direct obligations issued or guaranteed by the United States or any government agency retaining a stated or implied rating of Aaa or better; (iii) certificates of deposit or bankers' acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (x) combined capital and surplus of at least $250,000,000, and (y) a credit rating with respect to its unsecured indebtedness of A-/A3 or better from either or both of S&P and Moody's; (iv) commercial paper given the highest rating by a nationally recognized rating service; (v) repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America; (vi) other readily marketable investments in debt or equity securities traded without volume or other restrictions on a national exchange (but excluding securities traded on the "Pink Sheets" or other similar stock quotation services); and (vii) debt consisting of investment grade corporate bonds with a duration of not more than one year.

      "Unutilized Commitment" shall mean, with respect to any Lender at any time, such Lender's Commitment at such time less the aggregate principal amount of all Loans made by such Lender that are outstanding at such time.

      "Verification Report" shall mean a report executed by a Financial Officer of the Borrower reflecting the computation of the financial covenants contained in SECTIONS 6.2 and 6.3, as of a specified date, accompanied by a custodial statement or other report furnished to the Borrower by a third party demonstrating that such custodian or other third party held for the account of the Borrower or any Subsidiary that is not an Insurance Subsidiary, as of such date, the amount of Unrestricted Liquid Assets indicated in the computation of such financial covenants.

      "Wachovia" shall mean Wachovia Bank, National Association, and its successors and assigns.

      "Wholly Owned" shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

      "World Minerals" shall mean World Minerals, Inc., a Delaware corporation and a Wholly Owned Subsidiary of Mineral Holdings.

      1.2 Accounting Terms.

      (a) Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them, and all financial computations hereunder shall be made, in accordance with GAAP or SAP as required. To the extent any change in GAAP or SAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP or SAP had not occurred unless the Borrower and the Required

Lenders agree in writing on an adjustment to such computation or determination to account for such change in GAAP. The valuation of securities for which market quotations are readily available shall be based upon the market value of such securities, and the valuation of other securities and assets shall be based upon financial statement values as determined in accordance with GAAP applied on a consistent basis.

      (b) Except as specifically provided otherwise in this Agreement, all accounting determinations made hereunder with respect to the Borrower shall be made on an unconsolidated basis.

      (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

      (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural form of such terms.

      1.3 Other Terms; Construction. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding". Unless otherwise specified or unless the context otherwise requires, all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

                                   ARTICLE II

                          AMOUNT AND TERMS OF THE LOANS

      2.1 Commitments. Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a "Loan," and collectively, the "Loans") to the Borrower, from time to time on any Business Day during the period from and including the Closing Date to but not including the Termination Date, in an aggregate principal amount at any time outstanding not greater than its Commitment at such time; provided that no Borrowing of Loans shall be made if, immediately after giving effect thereto, the aggregate principal amount of Loans outstanding at such time would exceed the aggregate Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Loans.

      2.2 Borrowings.

      (a) The Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a "Type" of Loan); provided that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type.

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

      (b) In order to make a Borrowing (other than Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to SECTION 2.11), the Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each Borrowing to be comprised of LIBOR Loans and not later than 10:00 a.m., Charlotte time, on the same Business Day prior to each Borrowing of Base Rate Loans; provided, however, that requests for the Borrowing of any Loans to be made on the Closing Date may, at the discretion of the Administrative Agent, be given later than the times specified hereinabove. Each such notice (each, a "Notice of Borrowing") shall be irrevocable, shall be given in the form of EXHIBIT B-1 and shall specify (1) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested Borrowing Date, which shall be a Business Day. Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Lender of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:

            (i) the aggregate principal amount of each Borrowing shall not be less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof (or, if less, in the amount of the aggregate Unutilized Commitments);

            (ii) if the Borrower shall have failed to designate the Type of Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and

            (iii) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

      (c) Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender will make available to the Administrative Agent at its office referred to in SECTION 10.5 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Loan to be made by such Lender. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Borrower in accordance with SECTION 2.3(a) and in like funds as received by the Administrative Agent.

      2.3 Disbursements; Funding Reliance; Domicile of Loans.

      (a) The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any Authorized Officer of the Borrower; provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

      (b) Unless the Administrative Agent has received, prior to 1:00 p.m., Charlotte time, on the relevant Borrowing Date, written notice from a Lender that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the relevant Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent in immediately available funds on such Borrowing Date in accordance with the applicable provisions of SECTION 2.2, and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make a corresponding amount available to the Borrower on such Borrowing Date. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, and the Administrative Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of such Lender, at the Federal Funds Rate, and (ii) in the case of the Borrower, at the rate of interest applicable at such time to the Type of Loans comprising such Borrowing, as determined under the provisions of SECTION 2.8. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement. The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan as part of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender as part of any Borrowing.

      (c) Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

      2.4 Evidence of Debt; Notes.

      (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the applicable Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement..

      (b) The Administrative Agent shall maintain the Register pursuant to
SECTION 10.7(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan and
(iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender's share thereof.

      (c) The entries made in the accounts, Register and subaccounts maintained pursuant to SECTION 2.4(b) (and, if consistent with the entries of the Administrative Agent, SECTION 2.4(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

      (d) The Loans made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a Note appropriately completed in substantially the form of EXHIBIT A, executed by the Borrower and payable to the order of such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

      2.5 Termination and Reduction of Commitments.

      (a) The Commitments shall be automatically and permanently terminated on the Termination Date.

      (b) At any time and from time to time after the date hereof, upon not less than five (5) Business Days' prior written notice to the Administrative Agent, the Borrower may terminate in whole or reduce in part the aggregate Unutilized Commitments; provided that any such partial reduction shall be in an aggregate amount of not less than $10,000,000 or, if greater, an integral multiple of $5,000,000 in excess thereof. The amount of any termination or reduction made under this subsection (b) may not thereafter be reinstated.

      (c) Each reduction of the Commitments pursuant to this Section shall be applied ratably among the Lenders according to their respective Commitments.

      2.6 Mandatory Payments and Prepayments.

      (a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the aggregate outstanding principal of the Loans shall be due and payable in full on the Maturity Date.

      (b) In the event that, at any time, the aggregate principal amount of Loans outstanding at such time shall exceed the aggregate Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of the Loans in the amount of such excess.

      (c) Each payment or prepayment of LIBOR Loans made pursuant to the provisions of this SECTION 2.6 on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under
SECTION 2.18 to be paid as a consequence thereof.

      (d) Each prepayment of the Loans made pursuant to this SECTION 2.6 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

      2.7 Voluntary Prepayments.

      (a) At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, together with accrued interest to the date of prepayment, without premium or penalty (except as provided in clause
(iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans; provided that (i) each partial prepayment shall be in an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under SECTION 2.18 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Amounts prepaid pursuant to this subsection (a) may be reborrowed, subject to the terms and conditions of this Agreement.

      (b) Each prepayment of the Loans made pursuant to this SECTION 2.7 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

      2.8 Interest.

      (a) The Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

      (b) Upon the occurrence and during the continuance of any default by the Borrower in the payment of any principal of or interest on any Loan or any fee or other amount hereunder when due (whether at maturity, pursuant to acceleration or otherwise), and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest, after as well as before judgment, at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Base Rate plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

      (c) Accrued (and theretofore unpaid) interest shall be payable as follows:

            (i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of SECTION
      2.6 except as provided hereinbelow) in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

            (ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of SECTION 2.6, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in SECTION 2.10) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months or longer, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months' duration been applicable to such LIBOR Loan; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

            (iii) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

      (d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

      (e) The Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Agent to the Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

      2.9 Fees. The Borrower agrees to pay:

      (a) To the Arranger, for its own account, on the date of execution of this Agreement, the arrangement fee separately agreed upon between Wachovia and the Arranger;

      (b) To the Administrative Agent, for the account of each Lender, a commitment fee for each calendar quarter (or portion thereof) for the period from the date of this Agreement to the Termination Date, at a per annum rate equal to the Applicable Percentage in effect for such fee from time to time during such quarter, on such Lender's ratable share (based on the proportion that its Commitment bears to the aggregate Commitments) of the average daily aggregate Unutilized Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the Termination Date;

      (c) To the Administrative Agent, for its own account, the annual administrative fee separately agreed upon in writing between the Administrative Agent and the Borrower, on the terms and at the times so agreed; and

      (d) To the Administrative Agent, for the account of each Lender, a utilization fee for each day from the date of this Agreement to the Termination Date on which the aggregate principal amount of all outstanding Loans exceeds thirty-three percent (33%) of the aggregate Commitments at a per annum rate equal to the Applicable Percentage in effect for such fee from time to time, on such Lender's ratable share (based on the proportion that its Commitment bears to the aggregate Commitments) of the average daily amount of all outstanding Loans, payable in arrears (i) on the last Business Day of each calendar quarter, and (ii) on the Termination Date.

      2.10 Interest Periods. Concurrently with the giving of a Notice of Borrowing in the case of a Borrowing of LIBOR Loans or a Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an "Interest Period") to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period; provided, however, that:

            (i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

            (ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

            (iii) LIBOR Loans may not be outstanding under more than seven (7) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

            (iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

            (v) the Borrower may not select any Interest Period that expires after the Maturity Date;

            (vi) the Borrower may not select any Interest Period (and consequently, no LIBOR Loans shall be made) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing; and

            (vii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month.

      2.11 Conversions and Continuations.

      (a) The Borrower shall have the right, on any Business Day, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period; provided that (x) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; any such conversion of Base Rate Loans of the same Borrowing into, or continuation of LIBOR Loans shall involve an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; and no partial conversion of LIBOR Loans of the same Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, (y) except as otherwise provided in SECTION 2.16(d), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under SECTION 2.18 to be paid as a consequence thereof) and
(z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

      (b) The Borrower shall make each such election by giving the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a "Notice of Conversion/Continuation") shall be irrevocable, shall be given in the form of EXHIBIT B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender of the proposed conversion or continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

      2.12 Method of Payments; Computations.

      (a) All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment (except as otherwise expressly provided herein as to payments required to be made directly to the Lenders) at its office referred to in SECTION 10.5, prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of SECTION 2.10(iv) are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

      (b) The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon, Charlotte time, in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender's ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender.

      (c) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance on such assumption, but shall not be obligated to, cause to be distributed to such Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, and without limiting the obligation of the Borrower to make such payment in accordance with the terms hereof, such Lender shall repay to the Administrative Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Administrative Agent, at the Federal Funds Rate.

      (d) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans, 365 or 366 days, as the case may be, or (ii) in all other instances, 360 days, and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

      2.13 Recovery of Payments.

      (a) The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent or any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

      If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower or its representative or successor in interest, whether by court order or by settlement approved by the Lender in question, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower or its representative or successor in interest, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

      2.14 Use of Proceeds. The proceeds of the Loans shall be used to provide for working capital and general corporate purposes (including permitted acquisitions) of the Borrower.

      2.15 Pro Rata Treatment.

      (a) All fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their respective Commitments (in the case of the initial funding of Loans pursuant to SECTION 2.2) or on the basis of their respective outstanding Loans (in the case of continuations and conversions of Loans pursuant to SECTION 2.11, and additionally in all cases in the event the Commitments have expired or have been terminated), as the case may be from time to time. All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

      (b) Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker's lien, counterclaim or cross action, or otherwise, other than pursuant to SECTIONS 2.16(a), 2.16(b), 2.16(d), 2.17, 2.18, or 10.7)
applicable to the payment of any of the Obligations that exceeds its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of such Obligations due and payable to all Lenders at such time) of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender (whether as a result of any demand, settlement, litigation or otherwise), such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this subsection (b) may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker's lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this subsection
(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this subsection (b) to share in the benefits of any recovery on such secured claim.

      2.16 Increased Costs; Change in Circumstances; Illegality; etc.

      (a) If the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the date hereof, or compliance by any Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the date hereof, shall (i) subject such Lender to any tax or other charge, or change the basis of taxation of payments to such Lender, in respect of any of its LIBOR Loans or any other amounts payable hereunder in respect of LIBOR Loans or its obligation to make, fund or maintain any LIBOR Loans (other than any change in the rate or basis of tax on the overall net income or profits of such Lender or its applicable Lending Office or franchise taxes imposed in lieu thereof), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (but excluding any reserves to the extent actually included within the Reserve Requirement in the calculation of the LIBOR Rate) against assets of, deposits

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

with or for the account of, or credit extended by, such Lender or its applicable Lending Office, or (iii) impose on such Lender or its applicable Lending Office any other condition affecting LIBOR Loans, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loans or to reduce the amount of any sum received or receivable by such Lender hereunder, the Borrower will, within thirty (30) days after demand therefor by such Lender, pay to such Lender such additional amounts as shall compensate such Lender for such increase in costs or reduction in return.

      (b) If any Lender shall have reasonably determined that the introduction of or any change in any applicable law, rule or regulation regarding capital adequacy or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the date hereof, or compliance by such Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the date hereof, has or would have the effect, as a consequence of such Lender's Commitment or Loans hereunder, of reducing the rate of return on the capital of such Lender or any Person controlling such Lender to a level below that which such Lender or controlling Person could have achieved but for such introduction, change or compliance (taking into account such Lender's or controlling Person's policies with respect to capital adequacy), the Borrower will, within thirty (30) days after demand therefor by such Lender therefor, pay to such Lender such additional amounts as will compensate such Lender or controlling Person for such reduction in return; provided that such Lender is treating its other similarly situated customers in a consistent manner.

      (c) If, on or prior to the first day of any Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or
(z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of "LIBOR Rate" upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders.

      (d) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower. Upon such notice, (i) each of such Lender's then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice and to the extent not sooner prepaid), be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

      A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this SECTION 2.16 by an Lender as to any amounts payable pursuant to this SECTION 2.16 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent. The determinations set forth in any such certificate for purposes of this SECTION 2.16 of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent manifest error, be conclusive; provided that such determinations are made in good faith. Nothing in this SECTION 2.16 shall require or be construed to require the Borrower to pay any interest, fees, costs or other amounts in excess of that permitted by applicable law.

      2.17 Taxes.

      (a) Subject to subsection (e), any and all payments by the Borrower hereunder or under any other Credit Document shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding branch profits taxes imposed on, and taxes imposed on or measured by, the overall net income of (or franchise taxes imposed in lieu thereof) the Administrative Agent or any Lender, in either case by reason of any present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision thereof, other than such a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 2.17), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower will make such deductions, (iii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower will deliver to the Administrative Agent or such Lender, as the case may be, evidence of such payment.

      (b) Subject to subsection (e), the Borrower will indemnify the Administrative Agent and each Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this SECTION 2.17) paid by the Administrative Agent or such Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date the Administrative Agent or such Lender, as the case may be, makes written demand therefor. Such written demand shall set forth in reasonable detail the amount of Taxes payable and the calculation thereof and shall be conclusive and binding absent manifest error.

      (c) Each of the Administrative Agent and the Lenders agrees that if it subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrower or (ii) previously deducted by the Borrower (including, without limitation, any Taxes deducted from any additional sums payable under SECTION 2.17(a)(i)), the Administrative Agent or such Lender, as the case may be, shall reimburse the Borrower to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under this SECTION 2.17 with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay to the Administrative Agent or such Lender, as the case may be, the amount paid over to the Borrower (together with any penalties, interest or other charges), in the event the Administrative Agent or such Lender is required to repay such amount to the relevant taxing authority or other Governmental Authority. The determination by the Administrative Agent or any Lender of the amount of any such recovery or permanent net tax benefit shall, in the absence of manifest error, be conclusive and binding.

      (d) If any Lender is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for federal income tax purposes (a "Non-U.S. Lender") and is entitled to an exemption from or a reduction of United States withholding tax pursuant to the Internal Revenue Code, such Non-U.S. Lender will deliver to each of the Administrative Agent and the Borrower, on or prior to the Closing Date (or, in the case of a Non-U.S. Lender that becomes a party to this Agreement as a result of an assignment after the Closing Date, on the effective date of such assignment), (i) in the case of a Non-U.S. Lender that is a "bank" for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, two accurate and properly completed original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (or successor forms), certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement or any of the other Credit Documents, or (ii) in the case of a Non-U.S. Lender that is not a "bank" for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and to the effect that

(x) such Non-U.S. Lender is not a "bank" for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (y) is not a 10-percent shareholder for purposes of Section 881(c)(3)(B) of the Internal Revenue Code and (z) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Internal Revenue Code, together with two accurate and properly completed original signed copies of Internal Revenue Service Form W-8BEN (or successor form). Each such Non-U.S. Lender further agrees to deliver to each of the Administrative Agent and the Borrower additional copies of each such relevant form on or before the date that such form expires or becomes obsolete or after the occurrence of any event (including a change in its applicable Lending Office) requiring a change in the most recent forms so delivered by it, in each case certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement or any of the other Credit Documents, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required, which event renders all such forms inapplicable or the exemption or reduction to which such forms relate unavailable and such Non-U.S. Lender notifies the Administrative Agent and the Borrower that it is not entitled to receive payments without or at a reduced rate of deduction or withholding of United States federal income taxes. Each such Non-U.S. Lender will promptly notify the Administrative Agent and the Borrower of any changes in circumstances that would modify or render invalid any claimed exemption or reduction.

      (e) The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States federal withholding tax to the extent that (i) the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement; provided, however, that this clause (i) shall not apply to the extent that (y) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender would have been entitled to receive in the absence of such assignment, participation or transfer, or (z) such assignment, participation or transfer was requested by the Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of SECTION 2.16(d), or (iii) any of the representations or certifications made by a Non-U.S. Lender pursuant to SECTION 2.16(d) are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

      2.18 Compensation. The Borrower will compensate each Lender upon demand (which demand shall set forth the basis for requesting such compensation) for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan does

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

not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of acceleration of the maturity of the Loans pursuant to SECTION 8.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder. Calculation of all amounts payable to a Lender under this SECTION 2.18 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this SECTION 2.18. Determinations by any Lender for purposes of this SECTION 2.18 of any such losses, expenses or liabilities shall, absent manifest error, be conclusive.

      2.19 Replacement of Lenders; Mitigation of Costs.

      (a) The Borrower may, at any time and so long as no Default or Event of Default has then occurred and is continuing, replace any Lender (i) that has requested compensation from the Borrower under SECTION 2.16(a), 2.16(b) or 2.17,
(ii) the obligation of which to make or maintain LIBOR Loans has been suspended under SECTION 2.16(d) or (iii) that is a Defaulting Lender, in any case under clauses (i) through (iii) above by written notice to such Lender and the Administrative Agent given not more than sixty (60) days after any such event and identifying one or more banks or financial institutions reasonably acceptable to the Administrative Agent (each, a "Replacement Lender," and collectively, the "Replacement Lenders") to replace such Lender (the "Replaced Lender"), provided that (i) the notice from the Borrower to the Replaced Lender and the Administrative Agent provided for hereinabove shall specify an effective date for such replacement (the "Replacement Effective Date"), which shall be at least five (5) Business Days after such notice is given, (ii) as of the relevant Replacement Effective Date, each Replacement Lender shall enter into an Assignment and Acceptance with the Replaced Lender pursuant to SECTION 10.7(a) (but shall not be required to pay the processing fee otherwise payable to the Administrative Agent pursuant to SECTION 10.7(a), which fee, for purposes hereof, shall be waived), pursuant to which such Replacement Lenders collectively shall acquire, in such proportion among them as they may agree with the Borrower and the Administrative Agent, all (but not less than all) of the Commitments and outstanding Loans of the Replaced Lender, and, in connection therewith, shall pay (y) to the Replaced Lender, as the purchase price in respect thereof, an amount equal to the sum as of the Replacement Effective Date (without duplication) of (1) the unpaid principal amount of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (2) the Replaced Lender's ratable share of all accrued but unpaid fees owing to the Replaced Lender hereunder, and (z) to the Administrative Agent, for its own account, any amounts owing to the Administrative Agent by the Replaced Lender under SECTION 2.3(b), and (iii) all other obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including, without limitation, amounts payable under SECTIONS 2.16(a), 2.16(b) and 2.17 which give rise to the replacement of such Replaced Lender and amounts payable under SECTION 2.18 as a result of the actions required to be taken under this SECTION 2.19, shall be paid in full by the Borrower to the Replaced Lender on or prior to the Replacement Effective Date.

      (b) Any Lender claiming any amounts pursuant to SECTION 2.16(a), 2.16(b) or 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to avoid any costs, reductions or Taxes in respect of which such amounts are claimed, including the filing of any certificate or document reasonably requested by the Borrower or the changing of the jurisdiction of its Lending Office, if such efforts would avoid the need for or reduce the amount of any such amounts which would thereafter accrue and would not, in the sole determination of such Lender, result in any additional risks or unreimbursed costs or expenses to such Lender or be otherwise disadvantageous to such Lender.

      (c) No failure by the Administrative Agent or any Lender at any time to demand payment of any amounts payable under SECTIONS 2.16(a), 2.16(b), 2.17 or
2.18 shall constitute a waiver of its right to demand payment of such amounts at any later time or to demand payment of any additional amounts arising at any later time; provided that the Borrower shall not be required to compensate any Lender pursuant to SECTIONS 2.16(a), 2.16(b), 2.17 or 2.18 for any increased costs, reductions in return, Taxes or other amounts incurred more than 120 days prior to the date that such Lender or the Administrative Agent notifies the Borrower of the circumstances or event giving rise thereto and of its intention to claim compensation in respect thereof; but provided further that if any change in law (or change in interpretation or administration thereof) or any other such event giving rise to any claim for compensation pursuant to SECTIONS 2.16(a), 2.16(b), 2.17 or 2.18 is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

      2.20 Extension of Maturity Date.

      (a) The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders), request up to two (2) one-year extensions of the Maturity Date, each such request to be given not less than sixty (60) days prior to the Maturity Date then in effect (the "Existing Maturity Date"). Such request shall be accompanied by a certificate, signed by the chief executive officer or the chief financial officer of the Borrower, in form reasonably satisfactory to the Administrative Agent, certifying on behalf of the Borrower that (A) all representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true and correct in all material respects as of the date of request and (B) no Default or Event of Default has occurred and is continuing.

      (b) Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not less than thirty (30) days prior to the Existing Maturity Date, elect to either extend the Existing Maturity Date as provide in SECTION 2.20(a) or decline to agree to such extension (any Lender that does not so advise shall be deemed to have declined to extend the Existing Maturity Date). The election of any Lender to agree to any such extension shall not obligate any other Lender to so agree.

      (c) The Administrative Agent shall notify the Borrower in writing of each Lender's determination under this SECTION 2.20 no later than the date fifteen
(15) days prior to the Existing Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).

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

      (d) If (and only if) each of the Lenders shall have agreed so to extend the Existing Maturity Date, then, effective as of the Existing Maturity Date (provided that no Default or Event of Default has occurred and is continuing as of such date both before and after giving effect to the requested extension), the Maturity Date shall be extended to the first anniversary of the Existing Maturity Date.

                                  ARTICLE III

                              CONDITIONS PRECEDENT

      3.1 Conditions Precedent to Closing. This Agreement shall become effective on the date on which each of the following conditions shall be satisfied:

      (a) The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Administrative Agent shall have requested:

            (i) Executed counterparts of this Agreement from each party hereto either signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;

            (ii) To the extent requested by any Lender in accordance with
      SECTION 2.4(d), a Note for such Lender duly completed in accordance with the provisions of SECTION 2.4(d) and executed by the Borrower;

            (iii) A certificate, signed by the chief executive officer or the chief financial officer of the Borrower, in form reasonably satisfactory to the Administrative Agent, certifying on behalf of the Borrower that (A) all representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true and correct in all material respects as of the Closing Date, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, (B) no Default or Event of Default has occurred and is continuing, and (C) both immediately before and after giving effect to the consummation of the transactions contemplated by this Agreement, no Material Adverse Effect has occurred since December 31, 2003 and there exists no event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect;

            (iv) A certificate of the secretary or an assistant secretary of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation and all amendments thereto of the Borrower, certified as of a recent date by the Secretary of State of Delaware and that the same has not been amended since the date of such certification,
      (B) that attached thereto is a true and complete copy of the bylaws of the Borrower, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate, and (C) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of this

      Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Agreement or any of the other Credit Documents, and attaching all such copies of the documents described above; and

            (v) the favorable opinions of Dewey Ballantine LLP counsel to the Borrower addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

      (b) The Administrative Agent shall have received a certificate as of a recent date of the good standing of each of (i) the Borrower, and (ii) the Material Subsidiaries, in each case under the laws of their respective jurisdictions of organization, from the Secretary of State or Insurance Regulatory Authority (or comparable Governmental Authority) of such jurisdiction;

      (c) All legal, tax, accounting, business and other matters relating to the Borrower and its Subsidiaries, documentation and corporate or other proceedings incident to the transactions contemplated hereby shall be reasonably acceptable to the Administrative Agent; all approvals, permits and consents of any Governmental Authority (including, without limitation, all relevant Insurance Regulatory Authorities) or other Persons required in connection with the execution and delivery of this Agreement shall have been obtained (without the imposition of conditions that are not reasonably acceptable to the Administrative Agent), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have requested; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or that, in the opinion of the Administrative Agent, could reasonably be expected to have a Material Adverse Effect;

      (d) Since December 31, 2003, there shall not have occurred any Material Adverse Effect or any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect;

      (e) The Borrower shall have paid to the Arranger, the Administrative Agent and the Lenders all fees and expenses required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including fees and expenses of counsel) in connection with this Agreement and the transactions contemplated hereby;

      (f) The Administrative Agent shall have received a Covenant Compliance Worksheet, duly completed and certified by the chief financial officer or treasurer of the Borrower and in form and substance satisfactory to the Administrative Agent, demonstrating Borrower's compliance with the financial covenants set forth in ARTICLE VI determined as of March 31, 2004 other than the computation of the financial covenant set forth in SECTION 6.3 which shall be as of the last day of the month most recently ended prior to the Closing Date;

      (g) The Administrative Agent shall have received evidence satisfactory to it that, (i) all principal, interest and other amounts outstanding under the Prior Senior Credit Facility, if any, shall be repaid and satisfied in full and
(ii) all commitments to extend credit under the agreements and instruments relating to the Prior Senior Credit Facility shall have been terminated; and

      (h) The Administrative Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

      3.2 Conditions Precedent to all Borrowings. The obligation of each Lender to make any Loan hereunder is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

      (a) The Administrative Agent shall have received a Notice of Borrowing in accordance with SECTION 2.2(b);

      (b) Each of the representations and warranties contained in ARTICLE IV and in the other Credit Documents shall be true and correct in all material respects on and as of the Borrowing Date, with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date); and

      (c) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to, the Loans to be made on such date.

      Each giving of a Notice of Borrowing, and the consummation of each Borrowing, shall be deemed to constitute a representation by the Borrower that the statements contained in SECTIONS 3.2(b) and 3.2(c) above are true, both as of the date of such notice or request and as of the relevant Borrowing Date.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

      4.1 Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations under the Credit Documents. Each Material Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted. Each of the Borrower and the Subsidiaries

(i) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not be reasonably expected to have a Material Adverse Effect, and (ii) is duly qualified and in good standing as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would not be reasonably expected to have a Material Adverse Effect.

      4.2 Authorization and Validity. The execution, delivery and performance by the Borrower of the Credit Documents have been duly authorized by all necessary corporate action by the Borrower, and this Agreement constitutes, and the Notes and other Credit Documents when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

      4.3 No Conflict; No Default. The execution, delivery and performance by the Borrower of the Credit Documents will not (i) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (ii) violate or contravene any provision of the certificate of incorporation or bylaws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder which breach or default would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation would be reasonably expected to have a Material Adverse Effect.

      4.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Credit Documents.

      4.5 Financial Statements and Condition. The Borrower's audited consolidated balance sheet and statements of earnings, changes in common stockholders' equity and cash flows as of and for the fiscal year ended December 31, 2003 heretofore furnished to the Lenders were prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated in the notes thereto regarding the adoption of new accounting policies) and present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the respective periods then ended. The Borrower's unaudited balance sheet and statements of earnings and cash flows as of and for the fiscal quarter ended March 31, 2004 heretofore furnished to the Lenders were prepared in accordance with GAAP consistently applied throughout the periods involved and in a manner consistent with that employed in the Borrower's audited consolidated financial statements for the fiscal year ended December 31, 2003. The Borrower's unaudited interim financial statements as at March 31, 2004 do not contain any footnote disclosures and are subject to normal recurring year-end adjustments, but otherwise present fairly in all material respects the consolidated financial condition and consolidated results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein except as otherwise set forth therein. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since December 31, 2003, there has been no material adverse change in the business, operations, property, assets or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

      4.6 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Subsidiary, would be reasonably expected to have a Material Adverse Effect.

      4.7 Compliance. The Borrower and each Material Subsidiary is in compliance with all Requirements of Laws to which it or its properties may be subject, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

      4.8 Environmental Health and Safety Laws. There does not exist any violation by the Borrower or any Subsidiary of any Environmental Law, which violation would be reasonably expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any Environmental Law or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would be reasonably expected to have a Material Adverse Effect. Except as set out on SCHEDULE 4.8, the Borrower does not have knowledge that it or its property or any Subsidiary or the property of any Subsidiary will become subject to Environmental Laws during the term of this Agreement, compliance with which could reasonably be expected to require capital expenditures to be made prior to the Maturity Date which would be reasonably expected to have a Material Adverse Effect.

      4.9 ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Internal Revenue Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Internal Revenue Code setting forth those requirements. No ERISA Event (i) has occurred within the five (5) year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan, in each case under clauses (i) through (iii) above except to the extent the same, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under
Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan (December 31, 2003), the present value (determined on the basis of assumptions set forth in SCHEDULE 4.9) of such Plan's projected benefit obligations did not exceed the fair market value of such Plan's assets, except as set forth in SCHEDULE 4.9.

      4.10 Federal Reserve Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan hereunder will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U and X as now and from time to time in effect. If requested by any Lender, the Borrower will furnish to each Lender a statement to the foregoing effect in conformity with the requirements of Form F.R. U-1 referred to in said Regulation U.

      4.11 Title to Property; Leases; Liens; Subordination. The Borrower has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Borrower in the unaudited interim financial statement referred to in SECTION 5.1 (other than property disposed of since the date of such financial statement in the ordinary course of business, or in transactions reported in Form 8-K or 10-Q reports filed with the Securities and Exchange Commission since the date of such financial statement). None of such properties is subject to a Lien, except as allowed under SECTION 7.10. Except as provided in the Subordination Agreement, the Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.

      4.12 Taxes. Each of the Borrower and the Subsidiaries has filed (or joined in filing) all federal income tax and all other material federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens for any tax currently due have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower has no knowledge of any proposed material tax assessment against it or any Subsidiary.

      4.13 Trademarks, Patents. Each of the Borrower and the Subsidiaries owns or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, to the knowledge of the Borrower or a Subsidiary, without known conflict with the rights of others, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect.

      4.14 Force Majeure. Since the date of the most recent financial statement referred to in SECTION 5.1, the business, properties and other assets of the Borrower and the Subsidiaries have not been affected as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God in any way which has had, or would be reasonably expected to have, a Material Adverse Effect.

      4.15 Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

      4.16 Public Utility Holding Company Act. Borrower is not a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      4.17 Retirement Benefits. Except as required under Section 4980B of the Internal Revenue Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees, which, in the aggregate, would be reasonably expected to have a Material Adverse Effect.

      4.18 Full Disclosure. Subject to the following sentence, neither the financial statements referred to in SECTION 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Lenders on or prior to the Closing Date and consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and, at the time such projections and forecasts were delivered, the Borrower had no reason to believe that such projections or forecasts were not reasonable.

      4.19 Subsidiaries. SCHEDULE 4.19 sets forth a list of all Subsidiaries as of the date of this Agreement and the number and percentage of the shares of each class of Capital Stock owned beneficially or of record by the Borrower or any Subsidiary thereof, the jurisdiction of incorporation of each Subsidiary, and identifies each such Subsidiary that constitutes a Material Subsidiary as of the date of this Agreement. Except as set forth on SCHEDULE 4.19, as of the date of this Agreement no Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

      4.20 Certain Matters.

      (a) Neither the Borrower or any Subsidiary is a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), nor does the Borrower or any Subsidiary, to the knowledge of the Borrower, engage in any dealings or transactions prohibited by
Section 2 of such Executive Order, or otherwise associate with any such Person in any manner violative of Section 2 of such Executive Order.

      (b) No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

                                   ARTICLE V

                              AFFIRMATIVE COVENANTS

      The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder (other than contingent and indemnification obligations not then due and payable):

      5.1 Financial Statements and Reports. The Borrower will furnish to the
Lenders:

      (a) As soon as available and in any event within sixty-five (65) days after the end of each fiscal year of the Borrower, the consolidated financial statements of the Borrower and its Subsidiaries consisting of at least statements of earnings, cash flow and changes in common stockholders' equity, and a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by KPMG LLP or other independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Administrative Agent.

      (b) Together with the audited financial statements required under SECTION 5.1(a), (i) a statement by the accounting firm performing such audit to the effect that it has reviewed this Agreement and that in the course of performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, insofar as such Default or Event of Default relates to accounting matters, or, if such Default or Event of Default exists, describing its nature, and (ii) a Compliance Certificate executed by a Financial Officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in ARTICLE VI as of the last day of the period covered by such financial statements.

      (c) As soon as available and in any event within forty-five (45) days (or, if earlier, the 5th day following the deadline for filing a quarterly report with the Securities and Exchange Commission) after the end of each of the first three fiscal quarters of each fiscal year, unaudited consolidated statements of earnings and cash flow for the Borrower and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the a Financial Officer of the Borrower stating that such unaudited interim financial statements do not contain any footnote disclosures and are subject to normal recurring year-end adjustments, but otherwise present fairly in all material respects the consolidated financial condition and consolidated results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein except as otherwise set forth therein.

      (d) At the time of delivery of the unaudited consolidated financial statements of the Borrower and its Subsidiaries for each of the first three fiscal quarters of each fiscal year of the Borrower, a Compliance Certificate executed by a Financial Officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in ARTICLE VI as of the last day of the period covered by such financial statements.

      (e) Within seventy-five (75) days after the end of each year, the annual Statutory Statement of each Insurance Subsidiary for such year as filed with the applicable Insurance Regulatory Authority.

      (f) Within sixty (60) days after the end of each of the first three quarterly periods of each year, the quarterly Statutory Statement of each Insurance Subsidiary for such quarter as filed with the applicable Insurance Regulatory Authority.

      (g) As soon as practicable and in any event within seven (7) days after each calendar month end, a Verification Report dated as of the date of such calendar month end, provided, that such Verification Report shall only be required to be furnished if Loans are outstanding as of any such calendar month end.

      (h) Upon request of the Administrative Agent, but not more than one time per calendar month, an additional Verification Report (in addition to the Verification Report specified in SECTION 5.1(g)), dated as of the date specified by the Administrative Agent, to be provided within seven (7) days after such request, provided, that such Verification Report shall only be required to be furnished if Loans are outstanding as of the time of the Administrative Agent's request.

      (i) Promptly upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

      (j) Promptly upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of its intention to terminate or have a trustee appointed for any Plan.

      (k) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower's shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

      (l) Within five (5) days after the receipt thereof by the Borrower, any written communication from any Insurance Regulatory Authority that threatens issuance of an order of conservation, supervision, rehabilitation or liquidation in respect of any Material Insurance Subsidiary;

      (m) Promptly upon the occurrence of any downgrade in (y) the rating given by either Standard & Poor's or Moody's with respect to the Borrower or any Insurance Subsidiary's claims paying ability, financial strength rating or Indebtedness; or (z) the rating given to any Insurance Subsidiary by A.M. Best Company;

      (n) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Lender may reasonably request.

      5.2 Continued Existence. The Borrower will maintain, and cause each Material Subsidiary to maintain, its existence in good standing under the laws of its jurisdiction of formation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower or such Material Subsidiary from enforcing its rights with respect to any material asset or would expose the Borrower or such Material Subsidiary to any material liability; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary permitted under SECTION 7.1.

      5.3 Insurance. The Borrower shall maintain, and shall cause each Material Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated; provided, however, that, in lieu of or supplemental to any insurance referred to in this
SECTION 5.3, the Borrower or such Material Subsidiary may adopt such other plan or method of protection in respect of its properties or other risks, whether by establishment of an insurance fund or reserve or by otherwise conforming to the practices of similar corporations maintaining systems of self insurance, as may be determined by the Borrower or such Material Subsidiary in its reasonable business judgment.

      5.4 Payment of Taxes and Claims. The Borrower shall file, and cause each Subsidiary to file (or join in filing), all federal income tax returns and all other material tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all material taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower's or such Subsidiary's title to its property is not affected in a manner which would be reasonably expected to have a Material Adverse Effect, its use of such property in the ordinary course of its business is not interfered with in a manner which would be reasonably expected to have a Material Adverse Effect and adequate reserves with respect thereto have been set aside on the Borrower's or such Subsidiary's books in accordance with GAAP.

      5.5 Inspection. The Borrower shall permit any Person designated by the Administrative Agent or the Required Lenders to visit and inspect any of the properties, corporate books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Administrative Agent or the Required Lenders may designate. So long as no Event of Default exists, the expenses of the Administrative Agent or the Lenders for such visits, inspections and examinations shall be at the expense of the Administrative Agent and the Lenders, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

      5.6 Maintenance of Properties. The Borrower will maintain, and cause each Material Subsidiary to maintain, its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this SECTION 5.6 shall prevent the Borrower or any Material Subsidiary from discontinuing the maintenance of any of its properties if such discontinuance is, in the judgment of the Board of Directors of the Borrower or in the judgment of the Board of Directors of such Material Subsidiary, desirable in the conduct of the business of the Borrower or such Material Subsidiary.

      5.7 Books and Records. The Borrower will keep, and will cause each Material Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

      5.8 Compliance. The Borrower will comply, and will cause each Material Subsidiary to comply, in all material respects with all Requirements of Laws to which it or its properties may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, and would not be reasonably expected to have, a Material Adverse Effect and the Borrower or such Material Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.

      5.9 PATRIOT Act Compliance. The Borrower will provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

      5.10 Notice of Litigation. The Borrower will give prompt written notice to the Administrative Agent of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any Subsidiary or any property of the Borrower or a Subsidiary or to which the Borrower or a Subsidiary is a party in which an adverse determination or result would be reasonably expected to have a Material Adverse Effect, stating the nature and status of such action, suit or proceeding.

      5.11 ERISA. The Borrower will maintain, and cause each Subsidiary to maintain, each Plan in substantial compliance with all material applicable requirements of ERISA and of the Internal Revenue Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Internal Revenue Code and will not, and will not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code, in either case in an amount which would be reasonably expected to have a Material Adverse Effect, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, with respect to any Plan in an aggregate amount which would be reasonably expected to have a Material Adverse Effect or (c) fail to make any payments to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto in an aggregate amount that would be reasonably expected to have a Material Adverse Effect.

      5.12 Environmental Matters; Reporting. The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters except to the extent that non-compliance would not be reasonably expected to have a Material Adverse Effect. The Borrower will give the Administrative Agent prompt written notice of the occurrence of any of the following: (i) the assertion of any Environmental Claim against or affecting the Borrower or any Subsidiary or any real property leased, operated or owned by the Borrower or any Subsidiary, or the discovery by the Borrower or any Subsidiary of a basis for any such Environmental Claim; (ii) the receipt by the Borrower or any Subsidiary of notice of any alleged violation of or noncompliance with any Environmental Laws or release of any Hazardous Substance; or (iii) the taking of any investigation, remediation or other responsive action by the Borrower or any Subsidiary or any other Person in response to the actual or alleged violation of any Environmental Law by the Borrower or any Subsidiary or generation, storage, transport, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased, operated or owned by the Borrower or any Subsidiary; but in each case under clauses (i), (ii) and (iii) above, only to the extent the same would be reasonably expected to have a Material Adverse Effect.

                                   ARTICLE VI

                               FINANCIAL COVENANTS

      The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

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

      6.1 Maximum Total Indebtedness to Total Capitalization. The ratio of Total Indebtedness to Total Capitalization as of the last day of any fiscal quarter beginning with the fiscal quarter ending June 30, 2004 shall not be greater than
0.25 to 1.0.

      6.2 Minimum Debt Coverage Ratio. The Borrower will not permit at any time the Minimum Debt Coverage Ratio to be less than 1.00 to 1.00.

      6.3 Required Liquid Assets. The Borrower will at all times maintain the Required Liquid Assets.

      6.4 Minimum Tangible Net Worth. The Borrower will not permit its Tangible Net Worth, calculated as of the last day of each fiscal quarter, to be less than the sum of (i) $1,110,000,000, plus (ii) $10,000,000 per fiscal quarter for each fiscal quarter commencing on or after July 1, 2004, and ended at the time of determination.

                                  ARTICLE VII

                               NEGATIVE COVENANTS

      The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

      7.1 Merger. The Borrower will not, and will not permit or cause any of its Subsidiaries to, merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or agree to do any of the foregoing; except:

      (a) any Subsidiary may be merged with or liquidated into the Borrower or any Wholly Owned Subsidiary (if the Borrower or such Wholly Owned Subsidiary is the surviving corporation);

      (b) the Borrower or any Subsidiary may consolidate with or merge into any other corporation, or permit any corporation to merge into it if:

            (i) the surviving corporation shall be the Borrower or such Subsidiary and, if the surviving corporation is a Subsidiary, the Borrower shall maintain Control of such Subsidiary;

            (ii) as of the date twenty (20) Business Days prior to the execution of the agreement providing for such merger, the fair value of the consideration to be paid in connection therewith does not exceed (x) in the case of a merger involving the Borrower, the greater of (A) $50,000,000 or (B) ten percent (10%) of the consolidated assets of the Borrower, (y) in the case of a merger involving Mineral Holdings, the greater of (A) $50,000,000 or (B) ten percent (10%) of the consolidated assets of Mineral Holdings, or (z) in the case of a merger involving AIHL, the greater of (A) $50,000,000 or (B) ten percent (10%) of the consolidated assets of AIHL. For the purposes of this

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

      SECTION 7.1(b)(ii), the consideration to be paid in connection with any merger shall be valued as provided in the last sentence of SECTION 1.2; and

            (iii) no Event of Default or Default hereunder has occurred and is continuing or would occur upon the consummation of any such consolidation or merger; and

      (c) any Subsidiary may merge or consolidate or enter into an analogous reorganization or transaction with another Person as part of a disposition of assets permitted by SECTION 7.2 hereof.

      7.2 Disposition of Assets. The Borrower will not directly or indirectly sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse, and Capital Stock of Subsidiaries) or enter into any agreement to do any of the foregoing, except:

      (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

      (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment; and

      (c) other sales, leases, transfers or other dispositions of property by the Borrower (including Capital Stock of Subsidiaries) whose net book value in the aggregate does not exceed fifty percent (50%) of the Borrower's consolidated assets as shown on its balance sheet for its most recent prior fiscal quarter so long as no Default or Event of Default has occurred and is continuing or would result therefrom; provided, that, absent the written consent of the Required Lenders, the Borrower shall not sell, lease, transfer or otherwise dispose of any of the Capital Stock of Mineral Holdings or AIHL, except that the written consent of the Required Lenders to such sale, lease, transfer or other disposition of any of the Capital Stock of Mineral Holdings or AIHL shall not be required (i) for any issuances of Capital Stock by Mineral Holdings in connection with employee compensation and incentive arrangements, or (ii) to the extent that the proceeds therefrom are used to reduce ratably the Commitments under this Agreement (whereupon in the event that the aggregate principal amount of Loans outstanding at such time shall exceed the aggregate Commitments at such time after giving effect to such reduction, the Borrower will immediately prepay the outstanding principal amount of the Loans in the amount of such excess in accordance with SECTION 2.6(a) of this Agreement), nor shall the Borrower, absent the written consent of the Required Lenders, (i) permit Mineral Holdings, directly or indirectly, to sell, lease, transfer or otherwise dispose of any properties or assets, tangible or intangible, now owned or hereafter acquired, representing more than fifty percent (50%) of the consolidated assets of Mineral Holdings as shown on its balance sheet for the most recent prior fiscal quarter, or (ii) permit AIHL, directly or indirectly, to sell, lease, transfer or otherwise dispose of any properties or assets, tangible or intangible, now owned or hereafter acquired, representing more than fifty percent (50%) of the consolidated assets of AIHL as shown on its balance sheet for the most recent prior fiscal quarter.

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

      7.3 Plans. The Borrower will not permit, and will not allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in
Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary if such Lien would be reasonably expected to have a Material Adverse Effect; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Lenders) of such Plan's projected benefit obligations to exceed the fair market value of such Plan's assets by an amount which would be reasonably expected to have a Material Adverse Effect.

      7.4 Negative Pledges. Except for restrictions for the benefit of the holder of any Lien that is permitted by SECTION 7.10 hereof which restriction relates solely to the property which is the subject of such Lien, the Borrower will not enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lenders which would (i) prohibit the Borrower from granting, or otherwise limit the ability of the Borrower to grant, to the Lenders any Lien on any assets or properties of the Borrower, except for the provisions of the Mellon Credit Agreement or (ii) require the Borrower to grant a Lien to any other Person if the Borrower grants any Lien to the Lenders.

      7.5 Restricted Payments. The Borrower will not make any Restricted Payments, unless:

      (a) after giving effect thereto, the aggregate of all Restricted Payments declared or paid on the Borrower's Capital Stock subsequent to December 31, 2003, shall be less than the sum of (i) the Borrower's net earnings subsequent to December 31, 2003, (ii) the cash proceeds received by the Borrower from the issuance of any shares of its Capital Stock after December 31, 2003, and (iii) $50,000,000; and

      (b) no Event of Default or Default has occurred and is continuing or would occur as a result of the declaration or payment of a Restricted Payment.

      7.6 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower (other than the Borrower or a Subsidiary of the Borrower), except upon terms no less favorable to the Borrower, or such Subsidiary, than those that would be reasonably expected to be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

      7.7 Accounting Changes. The Borrower will not make any significant change in accounting treatment or reporting practices, except as permitted by GAAP, or change its fiscal year.

      7.8 Subordinated Indebtedness. The Borrower will not (a) make any scheduled payment of the principal of or interest on any Subordinated Indebtedness which would be prohibited by the terms of such Subordinated Indebtedness and any related subordination agreement; or (b) amend or cancel the subordination provisions applicable to any Subordinated Indebtedness.

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

      7.9 Indebtedness. The Borrower will not incur, create, issue, assume or suffer to exist any Indebtedness, except:

      (a) The Obligations;

      (b) Current Liabilities, other than for borrowed money, incurred in the ordinary course of business;

      (c) Indebtedness existing on the date of this Agreement and disclosed on
SCHEDULE 7.9, including any extension or refinancing thereof (including, in the case of Indebtedness which is a Contingent Obligation, any extension or refinancing of the supported obligation), but not including any increase in the principal amount thereof (or, in the case of Indebtedness which is a Contingent Obligation, any increase in the amount of the supported obligation);

      (d) Indebtedness secured by Liens permitted under SECTION 7.10 hereof;

      (e) Permitted Intercompany Indebtedness;

      (f) Indebtedness the proceeds of which are used to refinance, in whole or in part, the Obligations, in which event the aggregate amount of the Lender's Commitments shall be reduced by a like amount; and

      (g) Indebtedness, other than Indebtedness included in any of SECTIONS 7.9(a) through (f), in an aggregate amount outstanding at any time not to exceed an amount equal to the remainder of (i) $125,000,000 minus (ii) Indebtedness under the Mellon Credit Agreement (including the stated amount of letters of credit issued thereunder).

      7.10 Liens. The Borrower will not create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower, except:

      (a) Liens existing on the date of this Agreement and disclosed on SCHEDULE 7.10;

      (b) Any Lien extending, renewing or replacing any Lien permitted by
SECTION 7.10(a) above, provided that such Lien may relate solely to the property subject thereto as of the date hereof and provided further that such Lien may secure only (i) the Indebtedness secured by such Lien as of the date hereof or
(ii) Indebtedness extending, replacing or renewing such Indebtedness the incurrence of which is permitted by SECTION 7.9 hereof;

      (c) Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower;

      (d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of SECTION 5.4;

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

      (e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of SECTION 5.4;

      (f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds;

      (g) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, or security interests retained by depositary banks pursuant to their standard banking services agreements; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by the Borrower to provide collateral to the depository institution;

      (h) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord's Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower;

      (i) The interest of any lessor under any Capital Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capital Lease Obligations or the purchase price of such property; and

      (j) Liens, other than Liens included in any of SECTIONS 7.10(a) through
(i), that secure in the aggregate obligations not in excess of an amount equal to five percent (5%) of the Tangible Net Worth of the Borrower, provided, that during such time as the Mellon Credit Agreement shall include the negative pledge described and permitted under SECTION 7.4 hereof, Liens securing creditors other than Mellon Bank, N.A. in its capacity as Issuing Bank under the Mellon Credit Agreement shall not secure in the aggregate obligations in excess of the remainder of (i) five percent (5%) of the Tangible Net Worth of the Borrower, less (ii) the aggregate face amount of letters of credit or other principal amount of credit that may be extended to the Borrower under the Mellon Credit Agreement.

      7.11 Loan Proceeds. The Borrower will not use any part of the proceeds of any Loan directly or indirectly, and whether immediately, incidentally or ultimately for any purpose which entails a violation of the provisions of Regulations T, U and X.

      7.12 Rental Obligations. The Borrower will not incur, create or assume any rental obligation for real or personal property under any lease, rental or other arrangements for the use of property of any other person if the aggregate present value of such fixed rental obligations for such personalty and realty (including such rental obligations currently in effect) of the Borrower would, at any time, exceed $20,000,000. For purposes of this SECTION 7.12, rental obligations

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

shall mean any commitment to make any direct or indirect payment, whether as rent or otherwise, under any lease or rental of personal property or other arrangements for the use of personal property of others and any such payment made in advance, but rental obligations shall not include any amounts payable under any Capital Lease which constitutes Indebtedness for the purposes of
SECTION 7.9. Any determination of present value made for purposes of this
SECTION 7.12 shall use a discount rate equal to the Federal Funds Rate at the date of determination.

      7.13 Mellon Credit Agreement. The Borrower will not amend, modify or change Section 6.10 of the Mellon Credit Agreement without the prior written consent of the Administrative Agent.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

      8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

      (a) The Borrower shall fail to make (i) when due, whether by acceleration or otherwise, any payment of principal of any Loan or (ii) within two days after the applicable due date, any payment of interest on any Loan or payment of any other Obligation required to be made to the Administrative Agent or any Lender pursuant to this Agreement; or

      (b) Any representation or warranty made by the Borrower in this Agreement or any other Credit Document or by the Borrower in any certificate, statement, report or document herewith or hereafter furnished to any Lender or the Administrative Agent pursuant to this Agreement or any other Credit Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified; or

      (c) The Borrower shall fail to comply with SECTION 5.2 hereof, or any Section of ARTICLE VI or ARTICLE VII hereof; or

      (d) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this SECTION 8.1) and such failure to comply shall continue for fifteen (15) calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Lenders, (ii) the date the Borrower should have given notice of such failure to the Lenders pursuant to SECTION 5.1(i), or (iii) the date the Administrative Agent or any Lender gives notice of such failure to the Borrower; or

      (e) The Borrower or any Material Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Material Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Material Subsidiary or for a substantial part of the property thereof and shall not be discharged within forty five (45) days, or the Borrower or any Material Subsidiary shall make an assignment for the benefit of creditors; or

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

      (f) Any bankruptcy, reorganization, debt arrangement or other proceedings under the Bankruptcy Code or insolvency law shall be instituted by or against the Borrower or any Material Subsidiary, and, if instituted against the Borrower or any Material Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Material Subsidiary, or shall remain undismissed for forty five
(45) days, or an order for relief shall have been entered against the Borrower or such Material Subsidiary; or

      (g) Any dissolution or liquidation proceeding not permitted by SECTION 7.1 shall be instituted by or against the Borrower or a Material Subsidiary, and, if instituted against the Borrower or any Material Subsidiary, shall be consented to or acquiesced in by the Borrower or such Material Subsidiary or shall remain for forty five (45) days undismissed; or

      (h) A judgment or judgments for the payment of money in excess of the sum of $5,000,000 in the aggregate shall be rendered against the Borrower or a Material Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged, unless stayed, for more than forty-five (45) days from the date of entry thereof or more than sixty (60) days from the last day that execution of such judgment shall have been stayed during an appeal from such judgment; or

      (i) The maturity of any material Indebtedness of the Borrower (other than Indebtedness under this Agreement) or any Subsidiary shall be accelerated, or the Borrower or any Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this
SECTION 8.1(i), Indebtedness of the Borrower or a Material Subsidiary shall be deemed "material" if it exceeds $5,000,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this SECTION 8.1(I) has occurred; or

      (j) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower or any Material Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within thirty (30) days after the issuance thereof. For purposes of this SECTION 8.1(j), a portion of the property of any Person shall be deemed "substantial" if its value exceeds $5,000,000 as to any one portion of such Person's property or in the aggregate for all portions of such Person's property with respect to which any of the events described in this SECTION 8.1(j) has occurred; or

      (k) Any Change of Control shall occur; or

      (l) Any Insurance Regulatory Authority or other Governmental Authority having jurisdiction shall issue any order of conservation, supervision, rehabilitation or liquidation in respect of any Material Insurance Subsidiary.

      8.2 Remedies: Termination of Commitments, Acceleration, etc.

      Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

      (a) Declare the Commitments to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Commitments shall automatically be terminated;

      (b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; provided that, upon the occurrence of a Bankruptcy Event, all of the outstanding principal amount of the Loans and all other amounts described in this SECTION 8.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; and

      (c) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

      8.3 Remedies: Set-Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender or any of its Affiliates may, and each is hereby authorized by the Borrower to, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower, set off and apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender or Affiliate to or for the credit or the account of the Borrower against any or all of the Obligations to such Lender or Affiliate now or hereafter existing, whether or not such Obligations may be matured or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

      9.1 Appointment. Each Lender hereby irrevocably appoints and authorizes Wachovia to act as Administrative Agent hereunder and under the other Credit Documents and to take such actions as agent on its behalf hereunder and under the other Credit Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Administrative

Agent by the terms hereof or thereof, together with such other powers and duties as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower, any of its Affiliates nor any other Person shall have any rights as a third party beneficiary of any of such provisions.

      9.2 Nature of Duties. The Administrative Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Credit Documents. The Administrative Agent shall not have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender or any other Person; and nothing in this Agreement or any other Credit Document, express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations or liabilities in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care. The Administrative Agent shall be entitled to consult with legal counsel, independent public accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Credit Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders).

      9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with the Credit Documents, except for its or such Person's own gross negligence or willful misconduct, (ii) responsible in any manner to any Lender or any other Person for any recitals, statements, information, representations or warranties herein or in any other Credit Document or in any document, instrument, certificate, report or other writing delivered in connection herewith or therewith, for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of this Agreement or any other Credit Document, or for the financial condition of the Borrower, its Subsidiaries or any other Person, or (iii) required to ascertain or make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

      9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Administrative Agent may deem and treat each Lender as the owner of its interest hereunder for all purposes hereof unless and until a written notice of the assignment, negotiation or transfer thereof shall have been given to the Administrative Agent in accordance with the provisions of this Agreement. The Administrative

Agent shall be entitled to refrain from taking or omitting to take any action in connection with this Agreement or any other Credit Document (i) if such action or omission would, in the reasonable opinion of the Administrative Agent, violate any applicable law or any provision of this Agreement or any other Credit Document or (ii) unless and until it shall have received such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first have been indemnified to its satisfaction by the Lenders against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent's acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (including all subsequent Lenders).

      9.5 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Administrative Agent or any such Person hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that (i) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder, and (ii) it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Credit Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except as expressly provided in this Agreement and the other Credit Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Borrower, its Subsidiaries or any other Person that may at any time come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

      9.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent shall have received written notice from the Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent will give notice thereof to the Lenders as soon as reasonably practicable;

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provided, however, that if any such notice has also been furnished to the
Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto. The Administrative Agent shall (subject to SECTIONS 9.4 and 10.6) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

      9.7 Indemnification. To the extent the Administrative Agent is not reimbursed by or on behalf of the Borrower, and without limiting the obligation of the Borrower to do so, the Lenders agree (i) to indemnify the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including, without limitation, at any time following the repayment in full of the Loans and the termination of the Commitments) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Credit Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, and
(ii) to reimburse the Administrative Agent upon demand, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, for any reasonable expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Credit Documents (including, without limitation, reasonable attorneys' fees and expenses and compensation of agents and employees paid for services rendered on behalf of the Administrative Agent hereunder and/or the Lenders); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party to be indemnified.

      9.8 The Administrative Agent in its Individual Capacity. With respect to its Commitment, the Loans made by it and the Note or Notes issued to it, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not performing the agency duties specified herein; and the terms "Lenders," "Required Lenders" and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, make investments in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower, any of its Subsidiaries or

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any of their respective Affiliates as if the Administrative Agent were not performing the agency duties specified herein, and may accept fees and other consideration from any of them for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

      9.9 Successor Agent. The Administrative Agent may resign at any time upon written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Required Lenders shall, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld), have the right to appoint a successor to the Administrative Agent (provided that the Borrower's consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing). If no successor to the Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and after consulting with the Lenders and the Borrower, appoint a successor Administrative Agent which shall be a financial institution having a rating of not less than "A" or its equivalent by Standard & Poor's or any of the Lenders. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. If no successor to the Administrative Agent has accepted appointment as Administrative Agent by the thirtieth (30th) day following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall thereafter perform all of the duties of the Administrative Agent hereunder and under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for hereinabove.

      9.10 Other Agents, Managers. Notwithstanding any other provision of this Agreement or any of the other Credit Documents, any Lenders identified on the cover page of this Agreement or elsewhere herein as a "Syndication Agent," "Documentation Agent," "Co-Agent," "Lead Manager" or in any similar capacity are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby. Without limitation of the foregoing, none of the Lenders so identified shall have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender or any other Person. Each Lender hereby makes the same acknowledgments with respect to any Lenders so identified as it makes in SECTION
9.5 with respect to the Administrative Agent.

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                                   ARTICLE X

                                  MISCELLANEOUS

      10.1 Fees and Expenses. The Borrower agrees (i) whether or not the transactions contemplated by this Agreement shall be consummated, to pay upon demand (y) the reasonable fees and expenses of counsel to the Administrative Agent and the Arranger and (z) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arranger, in each case in connection with their due diligence investigation and the preparation, negotiation, execution, delivery and syndication of this Agreement and the other Credit Documents and any interpretation, amendment, waiver, modification or consent in respect hereof or thereof, (ii) after the occurrence and during the continuance of an Event of Default, to pay upon demand (y) the reasonable fees and expenses of counsel to the Administrative Agent and the Arranger and (z) all out-of-pocket costs and expenses of the Administrative Agent and each Lender, in each case in connection with (A) any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a "work-out," in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (B) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (iii) to pay and hold the Administrative Agent, the Arranger and each Lender harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder's or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Administrative Agent or any Lender), that may be payable in connection with the transactions contemplated by this Agreement and the other Credit Documents.

      10.2 Indemnification. The Borrower agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold harmless the Administrative Agent, the Arranger and each Lender, their respective affiliates and their respective directors, officers, employees, attorneys, advisors and agents (each, an "Indemnified Person") from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, "Indemnified Costs"), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance, enforcement of or preservation of rights under this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans (including, without limitation, in connection with the actual or alleged generation, presence, storage, treatment, disposal, transport, discharge or release of any Hazardous Substances on, into or from, or the transportation of Hazardous Substances to or from, any real property at any time owned, operated or leased by the Borrower or any of its Subsidiaries, any other Environmental Claims or any violation of or liability under any Environmental Law), or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such

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

inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrower, as and when incurred and upon demand. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans.

      10.3 Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL (EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN ANY CREDIT DOCUMENT) BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (EXCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401). THE PARTIES HERETO HEREBY DECLARE THAT IT IS THEIR INTENTION THAT THIS AGREEMENT SHALL BE REGARDED AS MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND THAT THE LAWS OF SAID STATE SHALL BE APPLIED IN INTERPRETING ITS PROVISIONS IN ALL CASES WHERE LEGAL INTERPRETATION SHALL BE REQUIRED. EACH OF THE PARTIES HERETO AGREES (A) THAT THIS AGREEMENT INVOLVES AT LEAST $250,000; AND (B) THAT THIS AGREEMENT HAS BEEN ENTERED INTO BY THE PARTIES HERETO IN EXPRESS RELIANCE UPON NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. NOTWITHSTANDING THE FOREGOING CHOICE OF LAW, THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA OR THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY LENDER OR THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY LENDER OR THE BORROWER. EACH OF THE PARTIES IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. EACH PARTY HERETO IRREVOCABLY CONSENTS TO

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SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5. NOTHING
IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

      10.4 Waiver of Trial by Jury. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PROPERTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

      10.5 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for hereunder shall be in writing (including facsimile transmission) and mailed by certified or registered mail, sent by overnight delivery, telecopied or delivered by hand to the party to be notified at the following addresses:

      (a) if to the Borrower, 375 Park Avenue, New York, New York 10152,
Attention: David B. Cuming, Senior Vice President, Telecopy No.: (212) 759-8149, with a copy to Robert M. Hart, Senior Vice President and General Counsel, Telecopy No.: (212) 759-3295;

      (b) if to the Administrative Agent, to Wachovia Bank, National Association, Charlotte Plaza Building, CP-23, 201 South College Street, Charlotte NC 28288-0680, Attention: Syndication Agency Services, Telecopy No.:
(704) 383-0288, with a copy to Wachovia Bank, National Association, 12 East 49th Street, New York, NY 10017, Attention: David Ring, Senior Vice President, Telecopy No.: (212) 891-5096; and

      (c) if to any Lender, to it at the address set forth on SCHEDULE 1.1 (or if to any Lender not a party hereto as of the date hereof, at the address set forth in its Assignment and Acceptance);

or in each case, to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed by certified or registered mail, on the third Business Day after deposit in the mails, (ii) if sent by overnight delivery service the first Business Day after delivery to the courier for overnight delivery, (iii) if transmitted by telecopier, upon confirmation of receipt, or (iv) if

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delivered by hand, upon delivery; provided that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

      10.6 Amendments Waivers, Etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Credit Document, shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

      (a) unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon, or reduce or forgive any fees or other Obligations (other than fees payable to the Administrative Agent or the Arranger for their own account),
(ii) extend the Maturity Date or any other scheduled date for the payment of any principal of or interest on any Loan (including any scheduled date for the mandatory reduction or termination of any Commitments), any interest on any Loan, any fees (other than fees payable to the Administrative Agent or the Arranger for their own account) or any other Obligations, or (iii) increase or extend any Commitment of any Lender (it being understood that a waiver of any condition precedent set forth in SECTION 3.2 or of any Default or Event of Default or mandatory reduction in the Commitments, if agreed to by the requisite Lenders hereunder, shall not constitute such an increase); and

      (b) unless agreed to by all of the Lenders, (i) change the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder (including as set forth in the definition of "Required Lenders"), or (ii) change any provision of SECTION 2.15 or this
SECTION 10.6;

      and provided further that the Fee Letter may be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

      10.7 Assignments, Participations.

      (a) Each Lender may assign to one or more banks or other entities (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the outstanding Loans made by it, and the Note or Notes held by it); provided, however, that (i) any such assignment (other than an assignment to a Lender or an Affiliate of a Lender or an Approved Fund) shall not be made without the prior written consent of the Administrative Agent and the Borrower (to be evidenced by their counterexecution of the relevant Assignment and Acceptance), which consent shall not be unreasonably withheld (provided that the Borrower's consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing), (ii) each such assignment shall be of a uniform, and not varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (iii) unless otherwise waived by the Borrower and the Administrative Agent, except in the case of an assignment to a Lender or an Affiliate of a

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Lender or an Approved Fund, no such assignment shall be in an aggregate principal amount (determined as of the date of the Assignment and Acceptance with respect to such assignment) less than $5,000,000, determined by combining the amount of the assigning Lender's outstanding Loans and Unutilized Commitment being assigned pursuant to such assignment (or, if less, the entire Commitment and Loans of the assigning Lender); and (iv) the parties to each such assignment will execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment, and will pay a nonrefundable processing fee of $3,500 to the Administrative Agent for its own account. Upon such execution, delivery, acceptance and recording of the Assignment and Acceptance, from and after the effective date specified therein, which effective date shall be at least five (5) Business Days after the execution thereof (unless the Administrative Agent shall otherwise agree), (A) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have (in addition to any rights and obligations theretofore held by it) the rights and obligations of the assigning Lender hereunder with respect thereto and (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than rights under the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the effective date of such Assignment and Acceptance) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto, except that such assigning Lender shall continue to be entitled to the protections of SECTIONS 2.16(a), 2.16(b), 2.17, 10.1, and 10.2 for matters arising during the periods while it was a Lender hereunder). The terms and provisions of each Assignment and Acceptance shall, upon the effectiveness thereof, be incorporated into and made a part of this Agreement, and the covenants, agreements and obligations of each Lender set forth therein shall be deemed made to and for the benefit of the Administrative Agent and the other parties hereto as if set forth at length herein.

      (b) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, will maintain at its address for notices referred to in SECTION
10.5 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

      (c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee and, if required, counterexecuted by the Borrower, together with the Note or Notes subject to such assignment and the processing fee referred to in subsection (a) above, the Administrative Agent will (i) accept such Assignment and Acceptance, (ii) on or as of the effective date thereof, record the information contained therein in the Register and (iii) give notice thereof to the Borrower and the Lenders. If requested by or on behalf of the

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Assignee, the Borrower, at its own expense, will execute and deliver to the
Administrative Agent, a new Note or Notes to the order of the Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of SECTION 2.4 as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the Assignee and (to the extent of any retained interests) the assigning Lender, in substantially the form of EXHIBIT A. The Administrative Agent will return canceled Notes to the Borrower. At the time of each assignment pursuant to this SECTION 10.7 to a Person that is a Non-U.S. Lender and is not already a Lender hereunder, the assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service forms described in SECTION 2.17.

      (d) Each Lender may, without the consent of the Borrower, the Administrative Agent or any other Lender, sell to one or more other Persons (each, a "Participant") participations in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the outstanding Loans made by it, and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance of such obligations, (ii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and no Lender shall permit any Participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Credit Document (except as to actions described in SECTION 10.6(a) and clause (i) of SECTION 10.6(b) that affect such Participant or the Lender selling the participation), and (iii) no Participant shall have any rights under this Agreement or any of the other Credit Documents, each Participant's rights against the granting Lender in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not granted such participation. Notwithstanding the foregoing, each Participant shall have the rights of a Lender for purposes of SECTIONS 2.16(a), 2.16(b), 2.17, 2.18 and 8.3, and shall be entitled to the benefits thereto, to the extent that the Lender granting such participation would be entitled to such benefits if the participation had not been made; provided that no Participant shall be entitled to receive any greater amount pursuant to any of such Sections than the Lender granting such participation would have been entitled to receive in respect of the amount of the participation made by such Lender to such Participant had such participation not been made.

      (e) Nothing in this Agreement shall be construed to prohibit any Lender from pledging or assigning all or any portion of its rights and interest hereunder or under any Note to any Federal Reserve Bank as security for borrowings therefrom; provided, however, that no such pledge or assignment shall release a Lender from any of its obligations hereunder.

      (f) Any Lender or Participant may, in connection with any assignment or participation, pledge or proposed assignment, pledge or participation pursuant to this Section, disclose to the Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto; provided that such Assignee, Participant or pledgee or proposed Assignee,

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Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under SECTION 10.13.

      10.8 No Waiver. The rights and remedies of the Administrative Agent, the Arranger and each Lender expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent, the Arranger or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of the Borrower and the Administrative Agent, the Arranger or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent, the Arranger or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

      10.9 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that (i) the Borrower shall not sell, assign or transfer any of its rights, interests, duties or obligations under this Agreement or any other Credit Document without the prior written consent of all of the Lenders and (ii) any Assignees and Participants shall have such rights and obligations with respect to this Agreement and the other Credit Documents as are provided for under and pursuant to the provisions of SECTION 10.7.

      10.10 Survival. All representations, warranties and agreements made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof and the making and repayment of the Loans. In addition, notwithstanding anything herein, to the maximum extent permitted by applicable law, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, including, without limitation, the provisions of SECTIONS 2.16(a), 2.16(b), 2.17, 2.18, 9.7, 10.1 and 10.2, shall survive the payment in full of the Loans, the termination of the Commitments and any termination of this Agreement or any of the other Credit Documents.

      10.11 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

      10.12 Construction. The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

      10.13 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of the Borrower or any other Credit Party in connection with this Agreement or any other Credit Document; provided, however, that each of the Administrative Agent and each Lender may disclose such information (i) to its Affiliates, and to its and its Affiliates' respective directors, officers, partners, employees, agents, auditors, counsel and other advisors so long such parties are informed of the confidential nature of such information and instructed to keep such information confidential, (ii) at the demand or request of any bank regulatory authority, court or other Governmental Authority having or asserting jurisdiction over the Administrative Agent or such Lender or any of their respective Affiliates, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirement of Law, (iii) in connection with the exercise of any remedies hereunder or under any other Credit Document or any Hedge Agreement or any action or proceeding relating to this Agreement, any other Credit Document or any Hedge Agreement or the enforcement of rights hereunder or thereunder, (iv) to the Administrative Agent, the Arranger or any other Lender, (v) to the extent the same has become available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or has become publicly available other than as a result of a breach of this Agreement, (vi) subject to an agreement containing provisions substantially the same as those in this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations hereunder, (vii) with the consent of the Borrower, and (viii) pursuant to and in accordance with the provisions of SECTION 10.7(f).

      10.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Agent and the Borrower of written or telephonic notification of such execution and authorization of delivery thereof.

      10.15 Disclosure of Information. The Borrower agrees and consents to the Administrative Agent's and the Arranger's disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

      10.16 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock (as defined in Regulation U of the Federal Reserve Board) for the repayment of the Loans provided for herein.

      10.17 Entire Agreement. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING

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BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND
THEREOF, (B) SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, INCLUDING, WITHOUT LIMITATION, THE COMMITMENT LETTER FROM WACHOVIA TO THE BORROWER DATED JUNE 9, 2004, BUT SPECIFICALLY EXCLUDING THE FEE LETTER AND (C) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                 ALLEGHANY CORPORATION

                                 By:    /s/ David B. Cuming
                                        ------------------------------
                                 Name:  David B. Cuming
                                 Title: Senior Vice President

                             (signatures continued)

                                 WACHOVIA BANK, NATIONAL
                                 ASSOCIATION, as Administrative Agent and as a Lender

                                 By:    /s/ Stephen Locke
                                        ------------------------------
                                 Name:  Stephen Locke
                                 Title: Vice President

                             (signatures continued)

                                 U.S. BANK NATIONAL ASSOCIATION, as
                                 Syndication Agent and as a Lender

                                 By:    /s/ Elliot J. Jaffee
                                        ------------------------------
                                 Name:  Elliot J. Jaffee
                                 Title: Senior Vice President

                             (signatures continued)

                                 LASALLE BANK NATIONAL ASSOCIATION,
                                 as Documentation Agent and as a Lender

                                 By:    /s/ James J. Hess
                                        ------------------------------
                                 Name:  James J. Hess
                                 Title: First Vice President

                             (signatures continued)

                                 HSBC BANK USA, NATIONAL
                                 ASSOCIATION, as Documentation Agent and as a Lender

                                 By:    /s/ Anthony C. Valencourt
                                        ------------------------------
                                 Name:  Anthony C. Valencourt
                                 Title: Managing Director

                             (signatures continued)

                                 M&I MARSHALL & ILSLEY BANK, as a Lender

                                 By:    /s/ John T. Ronzia
                                        ------------------------------
                                 Name:  John T. Ronzia
                                 Title: Vice President

                                 By:    /s/ Mark J. Czarnecki
                                        ------------------------------
                                 Name:  Mark J. Czarnecki
                                 Title: Vice President

                             (signatures continued)

                                 FIRST COMMERCIAL BANK, NEW YORK
                                 AGENCY, as a Lender

                                 By:    /s/ Bruce M. J. Ju
                                        ------------------------------
                                 Name:  Bruce M. J. Ju
                                 Title: VP & GM

                             (signatures continued)

                                 BANK HAPOALIM B.M., as a Lender

                                 By:    /s/ James P. Surless
                                        ------------------------------
                                 Name:  James P. Surless
                                 Title: Vice President

                                 By:    /s/ Lenroy Hackett
                                        ------------------------------
                                 Name:  Lenroy Hackett
                                 Title: First Vice President

                             (signatures continued)

                                 MERRILL LYNCH BANK USA, as a Lender

                                 By:    /s/ Louis Alder
                                        ------------------------------
                                 Name:  Louis Alder
                                 Title: Director

                             (signatures continued)

                                 THE BANK OF NEW YORK, as a Lender

                                 By:    /s/ Scott Schaffer
                                        ------------------------------
                                 Name:  Scott Schaffer
                                 Title: Vice President